LEASE
BETWEEN
HIMS, INC., AS TENANT
AND
MENDEL NEW ALBANY PROPERTY OWNER LLC, AS LANDLORD

9885 INNOVATION CAMPUS WAY, NEW ALBANY, OHIO

The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

TABLE OF CONTENTS
PAGE
ARTICLE 1 BASIC DATA; DEFINITIONS    1
1.1 Basic Data    1
1.2 Additional Definitions    3
ARTICLE 2 PREMISES AND APPURTENANT RIGHTS    5
2.1 Lease of Premises    5
2.2 Appurtenant Rights and Reservations    6
2.3 Option to Extend    9
ARTICLE 3 BASIC RENT    11
3.1 Payment    11
ARTICLE 4 CONDITION OF PREMISES    11
4.1 Condition of Premises    11
ARTICLE 5 USE OF PREMISES    12
5.1 Permitted Use    12
5.2 Installations and Alterations by Tenant    12
5.3 Extra Hazardous Use    15
5.4 Hazardous Materials    15
5.5 Chemical Safety Program    18
5.6 Pest Control    18
ARTICLE 6 ASSIGNMENT AND SUBLETTING    18
6.1 Prohibition    18
6.2 Landlord’s Consent    20
6.3 Acceptance of Rent    21
6.4 Excess Payments    22
6.5 Intentionally Omitted    22
6.6 Further Requirements    22
ARTICLE 7 RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD    22
7.1 Landlord Repairs    22
7.2 Tenant Repairs; Compliance with Laws    23
7.3 Floor Load - Heavy Machinery    24
7.4 Utility Services    25
7.5 Landlord Services    25
7.6 Interruption of Service    25
ARTICLE 8 REAL ESTATE TAXES    27
8.1 Payments on Account of Real Estate Taxes    27
8.2 Abatement    28

8.3 Community Reinvestment Area Agreement    29
ARTICLE 9 OPERATING EXPENSES    30
9.1 Definitions    30
9.2 Tenant’s Payment of Operating Expenses    30
ARTICLE 10 INDEMNITY AND PUBLIC LIABILITY INSURANCE    32
10.1 Indemnity    32
10.2 Tenant Insurance    33
10.3 Tenant’s Risk    34
10.4 Landlord’s Insurance    34
10.5 Waiver of Subrogation    35
ARTICLE 11 FIRE, EMINENT DOMAIN, ETC.    35
11.1 Landlord’s Right of Termination    35
11.2 Restoration; Tenant’s Right of Termination    36
11.3 Abatement of Rent    38
11.4 Eminent Domain    38
ARTICLE 12 HOLDING OVER; SURRENDER    40
12.1 Holding Over    40
12.2 Surrender of Premises    40
ARTICLE 13 RIGHTS OF MORTGAGEES; TRANSFER OF TITLE    42
13.1 Rights of Mortgagees or Ground Lessor    42
13.2 Assignment of Rents and Transfer of Title    43
13.3 Notice to Mortgagee    44
ARTICLE 14 DEFAULT; REMEDIES    44
14.1 Tenant’s Default    44
14.2 Landlord’s Remedies    45
14.3 Additional Rent    49
14.4 Remedying Defaults    49
14.5 Remedies Cumulative    50
14.6 Enforcement Costs    50
14.7 Waiver    50
14.8 Letter of Credit    50
14.9 Landlord Default    52
14.10 Independent Covenants    54
ARTICLE 15 MISCELLANEOUS PROVISIONS    54
15.1 Landlord’s Rights of Access    54
15.2 Covenant of Quiet Enjoyment    55
15.3 Landlord’s Liability    56
15.4 Estoppel Certificate    56
15.5 Brokerage    56
15.6 Rules and Regulations    57

15.7 Financial Statements    57
15.8 Intentionally Omitted    58
15.9 Confidentiality    58
15.10 Invalidity of Particular Provisions; Saving Clause    58
15.11 Provisions Binding, Etc    58
15.12 Recording    59
15.13 Notice    59
15.14 Authority    60
15.15 When Lease Becomes Binding; Entire Agreement; Modification    60
15.16 Paragraph Headings and Interpretation of Sections    60
15.17 Joint and Several Liability; Successors and Assigns    61
15.18 Waiver of Jury Trial    61
15.19 Reservation    61
15.20 Prohibited Persons and Transactions    61
15.21 Time Is of the Essence    62
15.22 Multiple Counterparts; Entire Agreement    62
15.23 Governing Law    62
15.24 Guaranty    62

EXHIBIT A Location Plan of Premises and Property    A-1
EXHIBIT B Intentionally Omitted     B-1
EXHIBIT C Tenant’s Form of Non-Disclosure Agreement    C-1
EXHIBIT D Commencement Date Letter     D-1
EXHIBIT E Operating Expenses     E-1
EXHIBIT F BUILDING RULES AND REGULATIONS    1
EXHIBIT G FORM OF LETTER OF CREDIT    1
EXHIBIT H FORM OF GUARANTY    1
EXHIBIT I INITIAL BUILDING SYSTEMS AND EQUIPMENT    1

L E A S E

THIS LEASE is dated as of September 1, 2025 ("Effective Date") between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1
BASIC DATA; DEFINITIONS
1.1    Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:
Landlord: MENDEL NEW ALBANY PROPERTY OWNER LLC, a Delaware limited liability company
Landlord's Notice Address:
Mendel New Albany Property Owner LLC c/o Vitrian OpCo LLC
7200 Wisconsin Avenue, Suite 960
Bethesda, MD 20814 Attention: Scott Nudelman nudelman@vitrian.com
With a copy to:

Mendel New Albany Property Owner LLC c/o Vitrian OpCo LLC
7200 Wisconsin Avenue, Suite 960
Bethesda, MD 20814 Attention: Sam Johnson johnson@vitrian.com
Tenant: HIMS, INC., a Delaware corporation
Tenant's Notice Address: c/o Hims Legal Department, 2269 Chestnut Street, Suite #523, San Francisco, CA 94123; legal@forhims.com; with a copy to Valence LLP, Attn: Sam Rudolph, notices@valencelaw.com
Guarantor: Hims & Hers Health, Inc., a Delaware corporation.
Property: The Building (as defined below) and the parcel(s) of land on which it is located and the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located, as more full shown on Exhibit A.
Building: That certain building that is a part of the Premises, having a street address of 9885 Innovation Campus Way, New Albany, Ohio. The "Rentable Square Footage of the Building" is deemed to be 352,012 rentable square feet.

Premises: The entire rentable area of the Building shown on Exhibit A to this Lease.
The "Rentable Square Footage of the Premises" is deemed to be 352,012 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.
Basic Rent: The Basic Rent is as follows:

RENTAL PERIOD	ANNUAL BASIC RENT	MONTHLY PAYMENT
Commencement Date through the First Lease Year	$ 5,984,204.00*	$498,683.67
Second Lease Year	$6,178,690.63	$514,890.89
Third Lease Year	$ 6,379,498.08	$531,624.84
Fourth Lease Year	$ 6,586,831.76	$ 548,902.65
Fifth Lease Year	$ 6,800,903.80	$ 566 741.98
Sixth Lease Year	$7,021,933.17	$585,161.10
Seventh Lease Year	$7,250,146.00	$ 604,178.83
Eighth Lease Year	$7,485,775.74	$623,814.65
Ninth Lease Year	$7,729,063.45	$ 644,088.62
Tenth Lease Year	$ 7,980,258.02	$ 665,021.50
Eleventh Lease Year	$ 8,239,616.40	$ 686,634.70
Twelfth Lease Year	$ 8,507,403.93	$ 708,950.33
Thirteenth Lease Year	$8,783,894.56	$731,991.21
Fourteenth Lease Year	$9,069,371.13	$ 755,780.93
Fifteenth Lease Year	$9,364,125.70	$ 780,343.81
*Provided that Tenant is not in default of its obligations under the Lease, beyond applicable notice, grace, or cure periods, (i) Basic Rent shall be abated in its entirety for the period commencing as of the Commencement Date through the day immediately preceding the Rent Commencement Date and (ii) a portion of Basic Rent equal to $262,838.42 per month shall be abated for the five (5) month period following the Rent Commencement Date (totaling
$1,314,192.08 of abated Basic Rent for such 5-month abatement period) (collectively, the "Rent Abatement Period"), provided that during the Rent Abatement Period, only Basic Rent shall be abated, and all Additional Rent and other costs and charges specified in the Lease shall remain due and payable pursuant to the provisions of the Lease.
Commencement Date: The Effective Date of this Lease set forth above. Landlord and Tenant shall execute and deliver a letter designating the Commencement Date substantially in the form attached hereto as Exhibit D, but the failure by either party to execute and deliver such a letter shall have no effect on the Commencement Date, as hereinabove determined.
Rent Commencement Date: The date that is seven (7) months after the Commencement
Date.

Term: The period commencing on the Commencement Date and expiring at the close of the last day of the fifteenth (15th) Lease Year (the "Termination Date"). The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease; if no extension of the Term is expressly provided for by this Lease, no right to extend the Term shall be implied by this provision.
Tenant's Proportionate Share: 100%.
Security Deposit: An amount equal to $5,984,204.00, in the form of an irrevocable letter of credit, as provided in, and subject to the terms of, Section 14.8.
Permitted Use: Subject to applicable Laws, general office, research and development, laboratory, and manufacturing uses, including storage, manufacturing production and dispensing of pharmaceutical products (licensed by the Ohio Board of Pharmacy and the FDA) for distribution to patients, and such uses ancillary to the foregoing, as may be permitted by Laws. No laboratory use classified as a BSL-3 or BSL-4 shall be permitted.
1.2    Additional Definitions. When used in Lease, the capitalized terms set forth below shal1 bear the meanings set forth below.
Adequate Assurance of Future Performance: As defined in Section 14.2. Additional Rent: All charges and sums payable by Tenant as set forth in this Lease, other than and in addition to Basic Rent.
Alterations: As defined in Section 5.2. Bankruptcy Code: As defined in Section 14.1.
Base Building: Shall mean all of the Structural Elements (as hereinafter defined) of the Building, the roof, the common building and core facilities of the Building, and the Base Building Systems (as hereinafter defined) serving the Building, but shall not include any Improvements relating to the Premises (whether existing or constructed by Landlord or Tenant), Alterations, or other fixtures or personal property installed by or on behalf of Tenant or any party claiming by, through or under Tenant.
Base Building Systems: Shall mean the mechanical, electrical, sanitary, elevator, plumbing, and sprinkler/life safety systems and other service systems of the Building.
Broker(s): CBRE.
Business Day: All days except Saturdays, Sundays, New Year's Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, day after Thanksgiving Day, Christmas Day and any other day on which the New York Stock Exchange is closed in observance of a holiday. Landlord may designate additional days as non-Business Days that are commonly recognized by other office buildings in the area where the Building is located.

Common Facilities: As defined in Section 2.2. Default Interest Rate: As defined in Section 3.l(a).
Environmental Condition: Any disposal, release or threat of release of Hazardous Materials (as hereinafter defined) on, under, from or about the Building or the Project or storage of Hazardous Materials on, under, from or about the Building or the Project.
Environmental Laws: Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15
U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.
Direct Expense Charges: The Additional Rent arising pursuant to Article 8 and
Article 9 of this Lease.
Event of Default: As defined in Section 14.1.
Force Majeure: Collectively and individually, strikes, lockouts or other labor trouble, fue or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, pandemic or other national public health emergency (or shortages of fuel, supplies or labor resulting therefrom), unusually adverse weather conditions, acts of terrorism or bioterrorism, civil commotion, or any governmental inaction or delay outside the reasonable control of Landlord or Tenant, or any other cause, whether similar or dissimilar, beyond the reasonable control of Landlord or Tenant, as applicable.
Hazardous Materials: Shall mean chemicals, contaminants, pollutants, flammables, explosives, materials, wastes or other substances defined, determined or identified as hazardous or toxic under or otherwise controlled pursuant to any Environmental Laws, including, without limitation, any "oil," "hazardous material," "hazardous waste," "hazardous substance" or "chemical substance or mixture", as the foregoing terms (in quotations) are defined in any Environmental Laws.
Improvements: As defined in Section 10.2.
Landlord's Restoration Work: As defined in Section 11.2.
Laws: All present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Project, including, without limitation, all Environmental Laws and the Americans With Disabilities Act of 1990 (including the Americans With Disabilities Act Accessibility Guidelines for Buildings and Facilities), and any amendments, modifications or changes to any of the foregoing.

Lease Year: Means each period of twelve months commencing on the Rent Commencement Date or on any anniversary thereof, or, if the Rent Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Rent Commencement Date and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Rent Commencement Date fell. Notwithstanding anything to the contrary herein contained, the last Lease Year shall end on the Termination Date.
Operating Expenses: As defined in Section 9.1. Operating Year: As defined in Section 9.1.
Rules and Regulations: As defined in Section 2.2. Specified Restoration Work: As defined in Section 11.2.
Structural Elements: Shall mean the structural (i.e., load bearing) components of the Building's footings, foundations, exterior structural walls, structural roof elements, interior structural columns and other load-bearing elements of the Building.
Successor Landlord: As defined in Section 13.1. Superior Lease: As defined in Section 13.1.
Superior Lessor: As defined in Section 13.1. Superior Mortgage: As defined in Section 13.1. Superior Mortgagee: As defined in Section 13.1.
Tangible Net Worth: Shall mean total assets minus intangible assets (including, without limitation, goodwill, patents and copyrights) and total liabilities, all as calculated in accordance with generally accepted accounting principles.
Taxes: As defined in Section 8.1. Tax Year: As defined in Section 8.1.
Tenant's Removable Property: As defined in Section 5.2. Tenant's Restoration Work: As defined in Section 11.2.
ARTICLE 2
PREMISES AND APPURTENANT RIGHTS
2.1    Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth. Tenant shall have access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year, subject to the terms and conditions of this Lease.
2.2    Appurtenant Rights and Reservations
(a)    Tenant shall have, as appurtenant to the Premises, the exclusive right to use, and permit its invitees to use, in common with Landlord and others, the access roads, driveways, Parking Areas (subject to the provisions of Section 2.2(c)), loading areas, pedestrian sidewalks, landscaped areas, trash enclosures and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the use of tenants and other occupants of the Property (the "Common Facilities"); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.6 (the "Rules and Regulations") and to the right of Landlord to designate and change from time to time such areas and facilities so to be used. Tenant shall also have, as appurtenant to the Premises, the exclusive right to use the loading docks appurtenant to the Premises. This Lease does not grant any rights to light or air over the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease.
(b)    Excepted and excluded from the Premises and the Common Facilities are the floor slab, demising walls and perimeter walls and exterior windows (except the inner surfaces of each thereof), but the entry doors (and related glass and finish work) to the Premises are a part thereof. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls. Tenant shall be entitled to install any such ceilings or walls only in compliance with the other terms and conditions of this Lease.
(c)    Tenant shall have the exclusive right to park in the parking areas on the Property (the "Parking Areas"). Landlord shall have the absolute right (i) to reconfigure the Parking Areas, and/or (ii) to modify the existing ingress to and egress from the Parking Areas as Landlord shall deem appropriate, as long as access to such Parking Areas is maintained after such modification is completed and there is (A) no material changes to Tenant's access to the Building or loading bays, and (B) no material reduction in Parking Area parking spaces allocated for Tenant's exclusive use. Landlord shall have no obligation to monitor the use of the Parking Areas, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant shall comply with all rules and regulations which may be reasonably adopted by Landlord from time to time with respect to parking and/or the Parking Areas.
(d)    Signage. Tenant may install signs or lettering on the entry to the Premises provided such signs conform to sign standards for the Building adopted by Landlord in its reasonable discretion and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry. Except for the foregoing signage, Tenant will not place on the exterior of the Building, any sign, symbol, advertisement or the like visible to public view outside of the Premises. Notwithstanding the foregoing, commencing on the Commencement Date, provided that (i) this Lease is in full force and effect, and (ii) no Event of Default shall have occurred and be continuing (any of which conditions described in clauses (i) and (ii) may be waived by Landlord at any time in Landlord's sole discretion), Tenant shall have the right to install an identification sign (A) on the exterior of the Building (the "Building Sign") in a location approved by Landlord in its reasonable discretion, and (B) on the monument sign facing Innovation Way at the driveway entrance to the Property (the "Monument Sign," and collectively with the Building Sign, the "Exterior Signs"). Tenant shall be responsible for obtaining, at its sole cost and expense, all permits and approvals required by applicable Laws, regarding the Exterior Signs. Tenant's installation work shall be subject to all of the applicable terms and conditions of this Lease regarding Alterations, including, without limitation Landlord's prior approval of the size, color, location, materials, illumination, and method of affixation. Tenant hereby covenants and agrees to maintain such Exterior Signs in good condition, consistent with the first class quality of the Building, and Tenant shall remove the Exterior Signs, and repair any damage caused thereby, upon the earlier to occur of (x) the expiration of Tenant's rights under this Section 2.2(d), or (y) the expiration or earlier termination of this Lease.
(e)    Roof Use. Landlord hereby agrees to provide to Tenant, and Tenant will have the non-exclusive right of access to and use of, a portion of the surface area of the roof of the Building designated by Landlord (the "Rooftop Area") to install and service a reasonable amount of telecommunication equipment, dedicated HVAC, and other equipment ("Roof Use"); provided that Landlord shall have the right to grant similar access and use rights to other tenants of the Building. In exercising Tenant's right to use the Rooftop Area: (A) Tenant must first notify Landlord and obtain Landlord's consent to the specific equipment and manner of installation (which consent shall not be unreasonably withheld, conditioned or delayed); (B) Tenant shall comply with all Laws, with any covenants, conditions and restrictions applicable to the Building, and with all requirements of any board of fire insurance underwriters or similar body and shall obtain any additional insurance coverage reasonably required by Landlord or otherwise required by governmental authorities in connection with Tenant's Roof Use; (C) the Roof Use shall not void any roof or other warranty applicable to the Building (and Landlord shall provide a copy of such warranty to Tenant upon written request from Tenant); (D) such equipment shall be located and screened in a manner mutually acceptable to Landlord and Tenant in their reasonable discretion; (E) if Landlord shall request in writing at the time that Landlord approves such installation, Tenant shall remove such equipment upon surrender of the Premises (and repair any damage caused by such removal); (F) Tenant shall pay, annually in advance, to Landlord, any increases in Landlord's insurance directly attributable to Tenant's particular Roof Use; (G) Landlord makes no representations, warranties or promises regarding the suitability of the Building's roof for the Roof Use, and Tenant accepts the roof in its "as is" condition (subject to Landlord's maintenance and repair obligations set forth elsewhere in this Lease); (H) the Roof Use shall not create any hazardous condition or interfere with or impair the operation of Base Building Systems or utilities or other systems or facilities for the Building (including communications equipment installed by Landlord), and shall not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building; (I) the Roof Use shall be at Tenant's sole cost and expense, including the cost of repairing all damage to the Building and any personal injury and/or property damage to the Building to the extent attributable to the installation, inspection, adjustment, maintenance, removal or replacement by Tenant of any of Tenant's rooftop equipment or apparatus; and (J) the Roof Use shall be solely in the ordinary course of Tenant's business operations (and Tenant may not sublease, license or otherwise permit third parties to establish communications transmission facilities as part of Tenant's Roof Use except as a right appurtenant to their subletting of the Premises or assumption of this Lease). Any electric current necessary to operate the Tenant's rooftop equipment shall be obtained by Tenant from the public utility furnishing electric to the Premises (or derived from the same separately metered service in the Premises) and Landlord shall have no obligation to furnish any electric current (or any other utilities) in connection therewith. Notwithstanding anything herein to the contrary, Landlord shall have the right, at any time upon thirty (30) days' prior written notice to Tenant indicating the relocation location and requirement, to require Tenant to relocate any of its rooftop equipment to such alternative rooftop location as is reasonably designated by Landlord in such notice. Such relocation shall be at Landlord's sole cost and expense. If Tenant fails to comply with the terms of this Section 2.2(e) in the Roof Use, Landlord shall have the right to require Tenant to remove the Tenant's rooftop equipment that is not in compliance with Tenant's Roof Use rights set forth in this Section 2.2(e), in which event such removal shall be at Tenant's sole cost and expense.
(f)    Generator. To the extent permitted by applicable Laws, Tenant shall have the right to install a pad and a back-up generator with a capacity reasonably acceptable to Landlord (the "Generator") for Tenant's exclusive use in an area approved by Landlord in its sole discretion (the "Generator Areas"). Tenant shall be responsible for obtaining all permits and approvals necessary for the installation and operation of the Generator and delivering copies of the same to Landlord. The Generator shall be screened in a manner and design approved by Landlord and shall include any noise mitigation requirements imposed by Landlord. The Generator shall be used solely for accessory use to Tenant's operations in the Premises, and under no circumstances shall Tenant sell, lease or license the use of such Generator to any other party. Tenant may only operate the Generator when necessary for testing or for emergency power to the Premises. After installation, Tenant shall be responsible, at its expense, for (i) compliance with all Laws applicable to the Generator, (ii) maintaining any permits that may be required by any governmental authority in connection with use and maintenance of the same (and delivering copies of the same to Landlord), and (iii) complying with the Spill Prevention, Control and Countermeasure (SPCC) rules and regulations applicable to the Generator. The Generator Areas shall have suitable provision for intake air and exhaust, as well as attendant louvers and controls and systems for retention of any spilled fuel. Tenant understands and agrees that no materials whatsoever are to be furnished by Landlord and no work whatsoever is to be performed by Landlord and no services of any kind whatsoever are to be furnished by Landlord in connection with the installation, use and operation of the Generator and any related equipment. Tenant shall be responsible for maintaining the Generator and the Generator Areas in good and safe condition, and shall promptly repair any and all damage to the Generator, the Generator Areas, and to any other part of the Premises or the Property caused by or resulting from Tenant's installation, use, maintenance, repair, operation or removal of the Generator and all related equipment. All costs and expenses related to, or connected with, the use, erection, installation, maintenance, repair and operation of the Generator and/or the Fuel Tank shall be the responsibility of Tenant. Upon the expiration of the Term or upon earlier termination, if Landlord so directs by written notice to Tenant given at least six (6) months in advance of the Expiration Date, Tenant shall promptly remove the Generator, the Fuel Tank and related equipment, and Tenant shall repair any damage to the portion or portions of the Premises and/or Property caused by or resulting from such removal by Tenant. Tenant shall promptly notify Landlord in writing of any spill, release or discharge of fuel or other Hazardous Materials related to the Generator and/or Fuel Tank and Tenant shall indemnify, defend and hold Landlord harmless in connection with any loss, cost, damage, claim or liability arising out of the same.
2.3    Option to Extend
(a)    Provided that, at the time of such exercise, (i) this Lease is in full force and effect, and (ii) no Event of Default shall have occurred and be continuing (either at the time of exercise or at the commencement of the Extended Term (defined below)), and (iii) Tenant shall not have sublet more than thirty-five percent (35%) of the Premises (other than to any entity permitted under Section 6.l(b) and any space occupied by governmental or quasi governmental entities with which Tenant is then partnering to provide services) (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord's sole discretion), Tenant shall have the right and option to extend the Term of this Lease for two (2) extended terms (each an "Extended Term") of five (5) years each by giving written notice to Landlord not later than twelve (12) months and no sooner than fifteen (15) months prior to the expiration date of the Term then in effect. The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the applicable Extended Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the Term and Tenant shall have no further option to extend the Term of this Lease. Each Extended Term shall commence on the day immediately succeeding the expiration date of the Term and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of the Extended Term. Each Extended Term shall be on all the terms and conditions of this Lease, except: (A) during the second Extended Term, Tenant shall have no further option to extend the Term, (B) the Basic Rent for each Extended Term shall be the greater of (x) the Fair Market Rental Value of the Premises as of the commencement of such Extended Term, taking into account all relevant factors, determined pursuant to Section 2.3(b) below and (y) the Basic Rent in effect for the final Lease Year of the prior Term, increased by 3.25%, (C) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant's occupancy during any Extended Term, and (D) and Landlord shall not be required to provide any work allowance, reimburse Tenant for any alterations made or to be made by Tenant, or grant Tenant any rent concession.
(b)    Promptly after receiving Tenant's notice extending the Term of this Lease pursuant to Section 2.3(a) above, Landlord shall provide Tenant with Landlord's good faith estimate of the Fair Market Rental Value (as defined in Section 2.3(c) below) of the Premises for the applicable Extended Term, but in no event shall Landlord be required to deliver such estimate sooner than twelve (12) months prior to the expiration date of the Term. If Tenant is unwilling to accept Landlord's estimate of the Fair Market Rental Value as set forth in Landlord's notice referred to above, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then each party shall submit their best and final determination of Fair Market Rental Value to one another (each a "Final FMV Determination"), and if following ten (10) days after receipt of the final determination, the parties are unable to reach agreement thereon, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party's arbitrator within ten (10) days after the expiration of such thirty (30)-day period. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party's arbitrator. If the second arbitrator shall not have been so appointed within such thirty (30) day period, the Fair Market Rental Value of the Premises shall be the Final FMV Determination as submitted by the party initiating arbitration. If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party's notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Columbus office of JAMS, Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Fair Market Rental Value of the Premises for the applicable Extended Term shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord's selected arbitrator and Tenant's selected arbitrator and the third arbitrator must select one or the other of the party's Final FMV Determination (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). The third arbitrator's decision shall be binding on both Landlord and Tenant. Each arbitrator shall be a commercial real estate broker who is independent from the parties and who has not worked for either party or their affiliates in the prior five (5) years and who has at least ten (10) years' experience in comparable buildings in the New Albany area. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties. In the event Tenant initiates the aforesaid arbitration process and as of the commencement of the applicable Extended Term the amount of the Basic Rent for the Extended Term has not been determined, Tenant shall pay the amount determined by Landlord for the Premises and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of such Extended Term if necessary. In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination.
(c)    For purposes of this Section 2.3, the determination of"Fair Market Rental Value" shall mean the then fair market rental value of the Premises taking into account all then-relevant factors, whether favorable to Landlord or Tenant, and based upon rental rates agreed to in comparable transactions executed within twelve (12) months prior to such determination with new tenants for comparable space in the Building and comparable transactions that landlords of other first-class laboratory and pharmaceutical manufacturing buildings in the New Albany, Ohio area (or if unavailable, in other U.S. markets with similar concentrations of like-kind lab/manufacturing uses) have agreed to accept with tenants of comparable creditworthiness for comparable space (in terms of condition, any and all Installations, Building location and floor location) of a comparable size, for a comparable use, for a nonrenewal term equal to the applicable Extended Term and commencing as of the first day of such Extended Term and taking into account all other relevant factors.

ARTICLE 3 BASIC RENT
3.1    Payment.
(a)    Tenant agrees to pay to Landlord, or as directed by Landlord, the Basic Rent and Additional Rent, commencing on the Commencement Date, without offset, abatement (except as provided in Section 11.3), deduction or demand. Notwithstanding the foregoing, Tenant shall pay to Landlord, within ten (10) days following receipt of the mutually executed Lease, an amount equal to the first monthly installment of Basic Rent (to be applied to the first two months following the Rent Commencement Date), plus, if the Rent Commencement Date is not the first day of a calendar month, a proportionate part of the monthly installment of Basic Rent for the partial month from the Rent Commencement Date to the last day of the month in which such day occurs (and in such case, the Rent Abatement Period shall commence on the first day of the month following the Rent Commencement Date). Subject to the Rent Abatement Period, Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord at Landlord's Notice Address or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid when due, Tenant shall pay, in addition to any charges under Section 14.3, at Landlord's request an administrative fee equal to 5% of the overdue payment; provided, however, that Landlord shall waive the first late charge in any consecutive twelve (12) month period if Tenant pays the amount of such overdue payment within five (5) business days after Landlord sends written notice of such failure to Tenant. In addition to the foregoing, if payment of Rent or other charges due under this Lease are not paid when due, such past due amount shall bear interest from the date due until paid at a rate equal to the lesser of (i) twelve percent (12%) and (ii) the highest rate permitted to be charged by applicable Law (the "Default Interest Rate"). Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Direct Expense Charges, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.
(b)    Basic Rent and Additional Rent for any partial month shall be pro-rated on a daily basis.

ARTICLE 4 CONDITION OF PREMISES
4.1    Condition of Premises. The Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Landlord shall have no obligation to perform any alterations or to make any improvements to the Premises to prepare them for Tenant's occupancy. Notwithstanding the foregoing, Landlord covenants and agrees that the systems, equipment and installations set forth on Exhibit I attached hereto are located in the Building and will be in place on the Commencement Date. Additionally,

Landlord represents and warrants to Tenant that, to Landlord's knowledge as of the Effective Date of this Lease: (i) the Building Systems are in operating condition and repair; (ii) the Premises is not subject to any pending litigation or government investigation; (iii) the lease with the previous tenant, AmplyifyBio, LLC, has been terminated, and there are no encumbrances related to such lease which would impact or affect Landlord's ability to deliver the Premises to Tenant for Tenant's exclusive use.

ARTICLE 5 USE OF PREMISES
5.1    Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for the Permitted Use and for no other use without Landlord's express written consent, which shall not be unreasonably withheld, conditioned, or delayed, provided that such use complies with all applicable Laws and will not permit the Premises to be used for laboratory uses above the category of Biosafety Level 2 (BSL-2). Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or Property, or cause any offensive odors or loud noise.
5.2    Installations and Alterations by Tenant.
(a)    Tenant shall make no alterations, additions or improvements (collectively, "Alterations") in or to the Premises (including any Alterations necessary for Tenant's initial occupancy of the Premises) or any Base Building Systems serving the Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed with respect to non-structural Alterations that do not affect or involve any portion of the Base Building or the Base Building Systems. Notwithstanding the foregoing to the contrary, Tenant shall provide written advance notice of, but Landlord's prior consent shall not be required with respect to, any Alterations to the Premises which (i) are cosmetic in nature (including, but not limited to, repair and/or replacement of paint and carpeting in the Premises), (ii) do not require a permit, (iii) do not adversely affect the Structural Elements, Base Building Systems, or the Building exterior, and (iv) will not cost more than $250,000.00 in any one project or series of related projects ("Cosmetic Alterations"). If Landlord disapproves of any proposed Alterations, Landlord shall respond, in writing, stating the grounds for such disapproval, within ten (10) Business Days after receipt of Tenant's request for approval of the proposed Alterations, which consent shall include all materials and information required by this Lease. If Landlord fails to respond to such request with its approval or disapproval within ten (10) Business Days after receipt of Tenant's request, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO TIDS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF TENANT'S ALTERATION" (the "Alteration Reminder Notice"). Any such Alteration Reminder Notice shall include a complete copy of Tenant's plans and specification for such Alteration and all other information required for Landlord to process such request. If Landlord fails to respond within five (5) Business Days after receipt of an Alteration Reminder Notice, then Tenant's Alteration for which Tenant requested Landlord's approval shall be deemed approved by Landlord. Any Alterations shall be in accordance with Landlord's Rules and

Regulations from time to time in effect and with plans and specifications meeting the requirements set forth in such Rules and Regulations and approved in advance by Landlord. All Alterations (including Cosmetic Alterations) shall (i) be performed in a good and workmanlike manner using only new and only quality materials and in compliance with all applicable Laws; (ii) be made at Tenant's sole cost and expense; (iii) become part of the Premises and the property of Landlord upon the expiration or earlier termination of the Term of this Lease unless Landlord otherwise notifies Tenant such Alteration must be removed as provided in Section 5.2(b) below; (iv) be made by contractors and subcontractors approved in advance by Landlord; and (v) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the management, maintenance or operation of the Building. At Landlord's written request, Tenant shall, before its work is started, secure assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for the Alterations. If Landlord's property management firm is not retained by Tenant under separate project management scope for any Alterations, Tenant shall pay to Landlord a fee for the property manager's services equal to reasonable and actual out-of-pocket expenses incurred for base building coordination, including review of tenant improvement plans and all actual, reasonable third party attorneys', architects', engineers', and consultants' fees. Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord's benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise. Landlord shall have the right to require that Tenant use Landlord's designated structural contractor and architect for the Building for the design and performance of any Alterations affecting the Structural Elements and/or that Tenant use Landlord's designated fire and life safety contractor and engineer for the Building to perform Tenant's connection to the Building's fire alarm system or any Alterations that affect the fire alarm or fire/life safety systems in the Building, but only to the extent such designated contractor and/or engineer is available and charges commercially reasonably rates. Landlord acknowledges that Tenant intends to perform certain Alterations at the Property to bring additional electrical power to the Premises, including installation of additional transformers ("Transformer Work"). The Transformer Work shall constitute Alterations to the Premises subject to all of the terms and conditions of this Lease. Upon completion of the Transformer Work, Landlord shall reimburse Tenant for fifty percent (50%) of actual costs incurred for the Transformer Work up to a maximum reimbursement of $400,000.00, within thirty (30) days following receipt by Landlord of (i) invoices for the Transformer Work; (ii) copies of final lien waivers; (iii) a certificate signed by the Tenant's architect certifying that the Transformer Work represented by the aforementioned invoices has been completed substantially in accordance with the approved plans; (iv) a certificate of substantial completion and as-built plans; and (v) all other information and materials reasonably and promptly requested by Landlord. Landlord agrees that Tenant shall not be required to remove any element of the Transformer Work upon the expiration or earlier termination of the Lease.
(b)    Landlord may, by written notice to Tenant at the time that Landlord approves such Alterations, require Tenant, at Tenant's expense, to remove any Alterations in the Premises at the expiration or earlier termination of the Term, to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations in the Premises, and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord, then, without limiting Landlord's other rights and remedies, at Landlord's option, either (I) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 12, below, until such work shall be completed (and Landlord agrees that Tenant shall continue to have access to the Premises during such period solely for the purposes of completing such work), or
(2) Landlord may do so and may charge the cost thereof to Tenant.
(c)    Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. To the maximum extent permitted by Law, before such time as any contractor commences to perform work on behalf of Tenant, such contractor (and any subcontractors) shall furnish a written statement acknowledging the provisions set forth in the prior clause. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and immediately to discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved promptly after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing. If Tenant shall fail to discharge any such lien, within fifteen (15) Business Days after receipt of notice that such lien has been filed, Landlord may, at its option, discharge such lien and treat the cost thereof (including attorneys' fees incurred in connection therewith) as Additional Rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the Event of Default in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising by reason of the making of any Alterations by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of the Term of this Lease.
(d)    Intentionally Omitted.
(e)    Other than any moveable trade fixtures, machinery, equipment and other personal property which may be removed without damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, "Tenant's Removable Property"), all real property fixtures, built-in machinery and equipment, built-in casework and cabinets, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in wa1m rooms, clean rooms, deionized water systems, glass washing equipment, autoclaves, chillers, the Generator, built-in plumbing, electrical and mechanical equipment and systems, and any property of any kind paid for by Landlord (collectively, "Installations") shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 12.2 following the expiration or earlier termination of this Lease: provided, however, that Landlord shall, at the time its approval of such Installation is requested notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease. If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any Installations that were plumbed, wired or otherwise connected to any of the Base Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. Any provision of this Lease to the contrary notwithstanding, Tenant shall be solely responsible for the ordering, delivery and installation of any telephone, telephone switching, telephone and data cabling, and Tenant's Removable Property to be installed by or on behalf of Tenant in the Premises and for the removal of all telephone and data cabling and all other lines installed in the Building by or on behalf of Tenant or anyone claiming by, through or under Tenant at the expiration or earlier termination of the Term of this Lease.
5.3    Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use. If the premium or rates payable with respect to any policy or policies of insurance carried by or on behalf of Landlord with respect to the Building and/or the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, its employees, agents, contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after written demand therefor by Landlord, as Additional Rent.
5.4    Hazardous Materials.
(a)    Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises, the Building or the Property by Tenant or any third party in violation of applicable Laws at any time during the Term or any period after the expiration or earlier termination of this Lease that Tenant or any party claiming by, through or under Tenant remains in possession of the Property. If (i) Tenant breaches such obligation, (ii) the presence of Hazardous Materials as a result of such a breach results in contamination of the Property, any portion thereof, or any adjacent property, (iii) contamination of the Premises otherwise occurs during the Tenn or any extension or renewal hereof or holding over hereunder, or (iv) contamination of the Property occurs as a result of Hazardous Materials that are placed on or under or are released into the Property, then Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys' fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) ("Claims") of any kind or nature, including (x) diminution in value of the Property or any portion thereof and (y) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof or any adjacent property results in any contamination of the Property, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold, condition, or delay; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Property, any portion thereof or any adjacent property. Tenant's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Notwithstanding anything to the contrary, Tenant's obligation to indemnify, defend, and hold harmless Landlord shall not extend to any injury, loss, claim, damage, fine, judgment, penalty, cost, or liability arising as a result of: (A) contamination of the Premises by Hazardous Materials caused by Landlord; (B) Hazardous Materials existing on or about the Premises prior to the Commencement Date as a result of the act or omission of any party other than Tenant, its employees, agents, contractors or invitees; or (C) Hazardous Materials migrating or being released onto the Premises from off the Premises, in either case as a result of the act or omission of any party other than Tenant, its employees, agents, contractors or invitees.
(b)    Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant's industry, including by, but not limited to, using, handling, and storing Hazardous Materials in, on or about the Premises, so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Laws and Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (i) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any Environmental Laws, (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (iii) correct and complete copies of (x) notices of violations of applicable Laws related to Hazardous Materials and (y) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent shall not be unreasonably withheld, conditioned or delayed) and closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Property for the closure of any such storage tanks (collectively, "Hazardous Materials Documents"). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless there are any changes to the Hazardous Materials Documents or Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Tenant's expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord's review of Tenant's Hazardous Materials Documents or use or disposal of Hazardous Materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant's or other tenants' use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.
(c)    At any time, and from time to time, prior to the expiration of the Term, but subject to the requirements of Section 15.1 below, Landlord shall have the right to conduct appropriate tests of the Property or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Property in violation of this Lease.
(d)    If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant's responsibility for such tanks shall be as set forth in this Section. As of its execution hereof, Landlord consents in concept to Tenant's installation of above ground storage tank facilities having up to 5,000 gallons of capacity for storage of ethyl alcohol (the "Storage Tanks") on the Property outside of the Premises during the Term, subject to Landlord's approval of plans and specifications of such Storage Tanks, which approval shall not be unreasonably withheld, conditioned or delayed.
(e)    Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises of which Tenant is aware.
(f)    Landlord represents and warrants to Tenant that, as of the Effective Date of this Lease, Landlord is unaware of the presence of any Hazardous Materials in the Premises or the Building, or in, on, or under the Property in violation of applicable Environmental Laws.

Notwithstanding anything to the contrary in this Lease, Landlord shall be responsible to remove, remediate or abate Hazardous Materials located in the Building or at the Property (i) as of the Effective Date of this Lease or (ii) brought upon, kept or used in or about the Building or the Property in violation of applicable Environmental Laws by Landlord or any other Landlord Party, if and to the extent required by and in accordance with, applicable Environmental Laws or if such Hazardous Materials would prevent Tenant from obtaining a certificate of occupancy, create a material risk to the health and safety of Tenant or its employees, and/or otherwise materially and adversely affect Tenant's use of, or access to, the Premises. Landlord hereby agrees to indemnify, defend, save and keep Tenant harmless from and against any and all Claims incurred in connection with, or arising out of, any Hazardous Materials located in the Building or at the Property (x) as of the Effective Date of this Lease or (y) brought upon, kept or used in or about the Building or the Property in violation of applicable Environmental Laws by Landlord or any other Landlord Party.
(g)    The parties' obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such
Hazardous Materials, as identified in the Surrender Plan under Section 12.2(b), Tenant shall be deemed a holdover tenant and subject to the provisions of Section 12.1.
5.5    Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with all applicable Laws, at Tenant's sole cost and expense.
5.6    Pest Control. Tenant, at Tenant's sole cost and expense, shall cause the Premises to be exterminated on an as-needed basis to Landlord's reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord, where such approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Landlord shall provide all pest control services along the exterior of the Building.

ARTICLE 6 ASSIGNMENT AND SUBLETTING
6.1    Prohibition.
(a)    Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, including (but not limited to) by means of a leasehold mortgage, deed of trust pledge or similar security device, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). Without limiting the foregoing, any agreement pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant's behalf, all or any portion of the Basic Rent or Additional Rent under this Lease; and/or (y) a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be a Transfer of this Lease and subject to the provisions of this Article 6. A Transfer under this Article 6 shall also include a sale or other transfer (by one or more transfers) of any of the following: the voting stock, partnership interests, membership or other equity interests in Tenant (or any other mechanism such as the issuance of additional stock or the creation of additional partnership or membership interests) which results in a change of control of Tenant or a sale or other transfer (in one or more transfers) of fifty percent (50%) or more of the assets of Tenant, as if such transfer were an assignment of this Lease. Notwithstanding the foregoing, if equity interests in Tenant at any time are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934), the transfer of equity interests in Tenant on a national securities exchange shall not be deemed an assignment within the meaning of this Article; provided, however, that if Tenant is a corporation the outstanding stock of which is listed on a national securities exchange, then any private purchase or buyout of stock shall be deemed a Transfer under this Article 6.
(b)    Notwithstanding the foregoing, Landlord's consent shall not be required under Section 6.l(a) and Section 6.4 shall not apply to either (x) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant's assets are transferred, or (y) transactions with an entity that acquires, directly or indirectly, the voting stock, partnership interests, membership or other equity interests in Tenant which results in a change of control of Tenant; or (z) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant (a "Tenant Affiliate," and collectively with clauses (x) and (y), "Permitted Transferees," and each, a "Permitted Transferee"); provided and only on condition that in any such event:
(i)    With respect to any transfer under clauses (x) or (y) above, the entity directly liable under this Lease as Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer, and proof satisfactory to Landlord of the Tangible Net Worth of both the transferee and Tenant shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction,
(ii)    With respect to any transfer under clauses (x) or (y) above, if the transferee is a subsidiary of a private equity, venture capital or similar buyout fund (a "Financial Buyer"), then the direct holding company of such subsidiary shall deliver to Landlord a guaranty in the same form and substance as the guaranty pursuant to which it guarantees the payment and performance of the obligations of Tenant under this Lease ("New Guaranty") and (y) if the transferee is not a Financial Buyer, then the ultimate parent company of the Asset Transferee shall deliver a New Guaranty
(iii)    the transfer is for a valid business purpose of Tenant and is not a subterfuge for the provisions of this Article 6, and
(iv)    the transferee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting except in compliance with this Article 6.
6.2    Landlord's Consent.
(a)    If Landlord's consent is required for any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred, (iii) all of the terms of the proposed Transfer and the consideration therefor, including the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof; (v) the proposed use of the Premises; and (vi) any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Premises and to assess any risk factors associated with the proposed use of the Premises by the Transferee, such as environmental concerns, product liability and the like.
(b)    Landlord's consent to a proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and only upon the conditions that:
(i)    In Landlord's reasonable judgment the proposed Transferee is engaged in a business which is in keeping with the then standards of the Building and the proposed use is limited to the Permitted Use;
(ii)    The proposed Transferee is a reputable entity and has sufficient financial worth and stability in light of the responsibilities to be undertaken, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion;
(iii)    The Hazardous Materials which the proposed Transferee intends to use, store, handle, treat, generate in or release or dispose of from the Premises would not comply with applicable Laws or may materially adversely affect the Property or the operations therein;
(iv)    The proposed Transfer shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 6;

(v)    With respect to a proposed sublease, the proposed sublease involves, in Landlord's reasonable judgment, a portion of the Premises which is independently leasable space;
(vi)    The holder of any Superior Mortgage and/or Superior Lease, as applicable, consents to such Transfer; and
(vii)    Tenant shall cause the Transferee to reaffirm, on behalf of such Transferee, the representations set forth in Section 15.20 below.
(c)    If Landlord disapproves of any proposed Transfer, Landlord shall respond, in writing, stating the grounds for such disapproval, within thirty (30) days after receipt of Tenant's complete Transfer Notice complying with the requirements of Section 6.2(a) above. If Landlord fails to respond to Tenant's Transfer Notice within such thirty (30) day period, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least fourteen (14) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF TENANT'S PROPOSED TRANSFER" (the "Transfer Reminder Notice"). Any such Transfer Reminder Notice shall include a complete copy of the original Transfer and all backup documents and all other information required by this Lease. If Landlord fails to respond within five (5) Business Days after receipt of a Transfer Reminder Notice, then Tenant's proposed Transfer for which Tenant requested Landlord's approval shall be deemed approved by Landlord.
6.3    Acceptance of Rent. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time, collect rent and other charges from the Transferee, and apply the net amount collected to the rent and other charges herein reserved, but no such Transfer, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the Transferee as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular Transfer or other act for which Landlord's consent is required under paragraph (a) of Section 6.1 shall not in any way diminish the prohibition stated in paragraph (a) of Section 6.1 as to any further such Transfer or other act or the continuing liability of the original named Tenant. No Transfer hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor. Landlord may revoke any consent by Landlord to a particular Transfer if the Transfer does not provide that the Transferee agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, except that subtenants shall not be subject to the covenant to pay Basic Rent or Additional Rent under this Lease, except as set forth in the applicable Sublease. Notwithstanding anything else herein to the contrary, Tenant shall be fully released from all liability thereafter arising under this Lease following an assignment of this Lease that is either (a) consented to by Landlord or (b) to a Permitted Transferee; provided and on condition that such Transferee, whether or not a Permitted Transferee, shall satisfy the Tangible Net Worth and other financial requirements under Section 6.l(b).

6.4    Excess Payments. If Tenant assigns this Lease or sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which (a) any and all compensation received by Tenant as a result of such Transfer, net only of reasonable expenses actually incurred by Tenant in connection with such Transfer for brokerage commissions, marketing expenses, reasonable attorneys' fees, rent concessions, costs paid to Landlord in obtaining Landlord's consent to the assignment or sublease, and improvement expenses and allowances (prorated over the term of the Transfer), exceeds (b) in the case of an assignment, the Basic Rent and Additional Rent under this Lease, and in the case of a subletting, the portion of the Basic Rent and Additional Rent allocable to the portion of the Premises subject to such subletting. Such payments shall be made on the date the corresponding payments under this Lease are due. Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.
6.5    Intentionally Omitted.
6.6    Further Requirements. Tenant shall reimburse Landlord on demand, as Additional Rent, for any reasonable and actual out-of-pocket costs (including reasonable attorneys' fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in paragraph (a) of Section 6.1, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant; provided that Tenant's reimbursement costs shall be limited to
$5,000.00 per Transfer request, provided that such consent is based on Landlord's standard form of consent with only reasonable and customary comments and without any amendments or modifications required to this Lease. Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such sublease has been delivered to Landlord. It shall be a further condition to the effectiveness of any Transfer that Tenant shall have cured any Event of Default prior to the effective date of such Transfer. Any sublease shall provide that: (i) the term of the sublease ends no later than one day before the last day of the Term of this Lease; (ii) such sublease is subject and subordinate to this Lease; (iii) Landlord may enforce the provisions of the sublease, including collection of rents; and (iv) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord, but nevertheless Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (C) be bound by any previous modification of such sublease made without Landlord's written consent or by any previous prepayment of more than one month's rent.

ARTICLE 7
RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD
7.1    Landlord Repairs.

(a)    Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof and Structural Elements of the Building and the portions of electric, water/sewer, and gas utility lines and connections located outside of the Building and serving the Building. Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Except for Tenant's obligations below regarding snow removal, Landlord shall also keep and maintain all Common Facilities in a good and clean order, condition and repair and accumulation of dirt and rubbish, and shall keep and maintain all landscaped areas at the Property in a neat and orderly condition. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1, unless expressly provided otherwise in this Lease.
(b)    Except as otherwise provided for herein, (i) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs; and (ii) Tenant hereby waives any and all rights to terminate this Lease, complete repairs, and off-set the rent as may be provided under the laws of the State of Ohio, now or hereafter in effect (provided, however, nothing in this sentence is intended to waive any contractual rights Tenant may have under the specific terms and conditions of this Lease).
7.2    Tenant Repairs; Compliance with Laws.
(a)    Tenant shall keep and maintain the Premises and the Improvements, all Base Building Systems and systems and equipment supporting Tenant's manufacturing, warehousing, laboratory, research and development operations, and all electronic, data, phone, and other telecommunications cabling and related equipment, and security or telephone systems for the Premises, neat and clean and in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition. Tenant shall also be responsible for all snow and ice removal at the Property. Subject to Section 10.5 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its employees, contractors or invitees (including any damage by fire or other casualty arising therefrom). At Tenant's sole cost and expense, Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance for the HVAC and other Base Building Systems serving the Premises, such contract and the applicable contractor to be approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Upon Landlord's written request, which shall not exceed once during any 12-month period, Tenant shall provide Landlord with copies of all maintenance and service records for such systems and equipment. Landlord shall have the right, upon reasonable prior notice to Tenant, to perform the maintenance of the Base Building Systems serving the Premises at Tenant's sole cost and expense to be paid by Tenant within 30 days of written demand as an Operating Expense. If a major repair (meaning a repair that would cost in excess of 50% of the replacement cost for such item) or replacement of the HVAC or any Base Building System is required to be performed by Tenant during the final five Lease Years of the Term (as it may be extended for an Extended Term) which replacement would typically be capitalized under generally accepted accounting principles, then, notwithstanding anything to the contrary contained herein, Landlord shall perform such capital repair or replacement and the costs and expenses incurred by Landlord shall constitute an Approved Capital Expenditure under Exhibit E attached hereto, and the amortized portion of such costs and expenses shall be included in Operating Expenses and reimbursed by Tenant.
(b)    Tenant shall comply with all Laws from time to time in effect and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the local Board of Fire Underwriters applicable to the Premises and Tenant's use and occupancy thereof and its business and operations therein, and shall, at Tenant's expense, obtain all permits, licenses and the like required thereby.
(c)    If repairs are required to be made by Tenant pursuant to the terms hereof, and Tenant either (i) fails to make the repairs, upon not less than thirty (30) days' prior written notice (except that no notice shall be required in the event of an emergency), or (ii) if such repairs reasonably require longer than such thirty (30) days to complete, then if Tenant fails to commence such repairs within such thirty day period, or fails to diligently prosecute such repairs to completion with diligence and continuity in the reasonable determination of Landlord, then Landlord may make or cause such repairs to be made (but shall not be required to do so), and the provisions of Section 14.4 shall be applicable to the costs thereof. Also if Tenant requests and Landlord agrees to perform any such repairs or related services otherwise required to be performed by Tenant hereunder, Landlord shall perform such repairs or services at Tenant's sole cost and expense. In either case, Tenant shall pay to Landlord an administrative charge of ten percent (10%) of the cost of the repairs. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant's stock or business by reason of Landlord's making such repairs.
7.3    Floor Load- Heavy Machinery.
(a)    Tenant shall not place a load upon any floor in the Premises exceeding the load it was designed to carry, or such lower limit as may be proscribed by applicable Law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's reasonable judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, but may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.
(b)    If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's license to do such work, and that all work in connection therewith shall comply with applicable Laws. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving; provided that such liability, loss, injury, claim or suit was not the result of Landlord's negligence or willful misconduct.
7.4    Utility Services. During the Term, and for any period of time prior to or after the Termination Date that Tenant is in occupancy of the Premises, Tenant shall procure and pay the cost of, directly to the appropriate utility service supplier, all natural gas, heat, light, power, sewer service, telephone, cable, water, refuse disposal and other utilities and services supplied to the Premises, including without limitation, any connection and servicing fees, permit fees, inspection fees, and fees to reserve utility capacity. In the event any such charges are not paid by Tenant at the time when the same are payable, Landlord may, but shall not be obligated to, pay the same and charge Tenant the cost thereof, which charge shall be payable by Tenant as Additional Rent within thirty (30) days after Landlord's written demand. It is understood and agreed that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises. If any equipment installed by Tenant requires additional utility facilities, the costs of installing such additional facilities shall be borne by Tenant.
7.5    Landlord Services. During the Term, Landlord shall provide the following services:
(i)    Landlord shall provide city water for drinking, lavatory, toilet, and Tenant's laboratory purposes from the main connection point for such service to the Building and the distribution of water within the Premises shall the responsibility of Tenant.
(ii)    Periodic backflow inspections, pest control services outside of the Premises, stormwater retention inspections, Base Building fire alarm panel and Base Building sprinkler system and rooftop maintenance.
(iii)    Landlord shall provide for landscape maintenance and maintenance of the Parking Areas, driveways and walkways of the Property, excluding snow and ice removal.
(iv)    Routine periodic exterior window cleaning.
(v)    Such other services as are specifically identified in this Lease.
7.6    Interruption of Service.
(a)    Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord reasonably exercised desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant's agents employees, contractors or invitees or any person claiming by, through or under Tenant or by Force Majeure, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. The failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.
(b)    Notwithstanding the foregoing, or any provision of this Lease to the contrary, if (1) a curtailment, suspension, interruption and/or stoppage of an Essential Service (as hereinafter defined) shall occur, except any of the same due to any act or neglect of Tenant or any Tenant Party (any such interruption of an Essential Service being hereinafter referred to as a "Service Interruption"), (2)such Service Interruption occurs or continues as a result of the negligence or willful misconduct of Landlord, (3) such Service Interruption continues for more than five (5) consecutive Business Days after Landlord shall have received written notice thereof from Tenant, and (4) as a result of such Service Interruption, the conduct of Tenant's normal business operations in the Premises are materially and adversely affected, then there shall be an abatement of one day's Basic Rent and Direct Expense Charges, for each day during which such Service Interruption continues after such five (5) Business Day period; provided, however, that if any part of the Premises is reasonably useable for Tenant's normal business operations or if Tenant conducts all or any part of its business operations in any part of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent and Direct Expense Charges, shall only be proportionate to the nature and extent of the interruption of Tenant's normal business operations or ability to use the Premises. The rights granted to Tenant under this Section 7.6(b) shall be Tenant's sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term "Essential Services" shall mean (a) access to the Premises, (b) water/sewer service, and (c) electricity; provided, however, only to the extent that Landlord has an obligation to provide the foregoing items to Tenant under this Lease. Any abatement of Basic Rent and Direct Expense Charges under this Section 7.6(b) shall apply only with respect to Basic Rent and Direct Expense Charges allocable to the period after each of the conditions set forth in clauses (1) through (4) above shall have been satisfied and only during such times as each of such conditions shall exist. Notwithstanding anything to the contrary contained herein, if Tenant or any Tenant Party shall delay Landlord in restoring any Essential Service, any abatement of Basic Rent and Direct Expense Charges provided for pursuant to this Section 7.6(b) shall be reduced by one day for each day attributable to such delay.

ARTICLE 8 REAL ESTATE TAXES
8.1    Payments on Account of Real Estate Taxes.
(a)    "Tax Year" shall mean a twelve-month period commencing on July 1 and falling wholly or partially within the Term, and "Taxes" shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable and actual expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes (A) all income (including both state and federal), franchise, estate, succession, inheritance, gift, capital stock, conveyance and transfer taxes of Landlord; provided, however, that if at any time during the Term, the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other new or additional tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term "Taxes" for the purposes of this Article; and (B) all penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to any Taxes, when due.
(b)    During the Term, Tenant shall pay to Landlord, as a Direct Expense Charge, an amount equal to Tenant's Proportionate Share of Taxes, such amount to be apportioned for any portion of a Tax Year in which the Commencement Date falls or the Term expires.
(c)    Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant's required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to
Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term for a period of twelve (12) months.
8.2    Abatement. Only Landlord may institute proceedings to reduce or abate the assessed valuation of the Property (the "Assessed Valuation") and Tenant shall not commence any such proceeding without Landlord's prior written consent, excepting only as expressly set forth in this Section 8.2. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord's expenses in obtaining such refund, Landlord shall, provided there does not then exist an Event of Default, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term,) multiplied by Tenant's Proportionate Share against the monthly installments of Direct Expense Charges next due under this Lease (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord); provided, that in no event shall Tenant be entitled to a credit in excess of the payments made-by Tenant on account of Taxes for such Tax Year pursuant to paragraph (b) of Section 8.1. Landlord may elect, but shall not be obligated, to file any application or institute any proceeding seeking an abatement or reduction in Taxes or the Assessed Valuation, and/or to engage in informal discussions with the taxing authority seeking an abatement or reduction in Tax.es or the Assessed Valuation. On request of Tenant, Landlord will notify Tenant as to whether Landlord intends to file any such application, institute said procedure, and/or engage in said discussions with the taxing authority. To the extent permitted by applicable Laws, Tenant shall have the right, at its sole cost and expense, to commence and prosecute a proceeding seeking an abatement or reduction in Taxes or the Assessed Valuation by appropriate proceedings (a "Tenant Tax Contest") diligently conducted in good faith, subject to the satisfaction of the following conditions: (i) for the respective Tax Year, Landlord shall have elected not to file an application or institute a proceeding seeking an abatement or reduction in Tax.es or the Assessed Valuation, and/or to engage in informal discussions with the taxing authority seeking an abatement or reduction in Taxes or the Assessed Valuation; (ii) no Event of Default shall have occurred and be continuing under this Lease; (iii) the original tenant named herein or a Permitted Transferee is then the tenant under this Lease; (iv) Tenant shall submit not less than thirty (30) days prior notice to Landlord of the commencement of the Tenant Tax Contest; (v) after the commencement thereof, Tenant shall diligently and continuously prosecute the Tenant Tax Contest to completion; (vi) Tenant shall continue to pay Tenant's Tax payments to Landlord, as and when due, notwithstanding any such Tenant Tax Contest; (vii) Tenant's attorneys, representatives and consultants in any such Tenant Tax Contest shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed; and (viii) the date of the initiation of Tenant's Tax Contest shall be not less than twenty-four (24) months prior to the Expiration Date (as the same may have been extended). Landlord will cooperate with Tenant in any such Tenant Tax Contest, including executing any necessary documents, affidavits or other instruments as may be required to contest such taxes, and appearing at hearings or proceedings, provided that any such Tenant Tax Contest shall be at the sole cost and expense of Tenant, Tenant shall reimburse Landlord for all reasonable costs or expenses incurred by Landlord as a result of any such Tenant Tax Contest not later than thirty (30) days after request by Landlord, and Landlord shall not be obligated to incur any liabilities or obligations (excepting only such reimbursed costs and expenses), in connection therewith. Tenant shall not discontinue any such Tenant Tax Contest unless and until Tenant has given to Landlord notice of Tenant's intention to so discontinue the Tenant Tax Contest (a "Tenant's Tax Contest Discontinuance Notice"), in which event, Landlord may elect, but shall not be obligated to assume, at Landlord's sole cost and expense, the continued prosecution and conduct of such tax contest by providing notice to Tenant (a "Landlord's Tax Contest Assumption Notice") within fifteen (15) days after receipt of Tenant's Tax Contest Discontinuance Notice. If Landlord shall deliver a Landlord's Tax Contest Assumption Notice, then Tenant shall assign and transfer the prosecution of said tax contest to Landlord, and shall cooperate with Landlord in all respects as may be necessary for Landlord's continuation of such tax contest.
8.3    Community Reinvestment Area Agreement. Landlord is a party to that certain Community Reinvestment Area Agreement with the City of New Albany, Ohio (the "City") dated as of August 24, 2021 (the "CRA") pursuant to which the Premises may receive a real property tax exemption for the Building, in whole or in part (the "Tax Abatement"). Landlord and Tenant hereby agree that the benefit of any Tax Abatement attributable to the Premises pursuant to the CRA and all other documents executed or to be executed in connection therewith (collectively, the "Abatement Documents"), shall be passed through to Tenant under this Lease and may reduce (in whole or in part) Tenant's obligation to pay Taxes hereunder. Therefore, Tenant shall, at Tenant's cost and expense, pay all fees, costs and expenses required to be paid by Landlord under or in connection with the CRA and Abatements Documents after the Commencement Date to maintain the Tax Abatement and to comply with the Abatement Documents, including, without limitation, all application fees, consulting/brokerage fees, legal fees, recording fees, all amounts required to be paid in lieu of Taxes, any lump sum economic development payments under the Abatement Documents and all other similar costs and expenses. Tenant shall comply with (or cause compliance with) all of the terms, obligations and conditions applicable to Tenant in connection with and pursuant to the CRA and Abatement Documents including, without limitation, the obligation to satisfy all employment requirements and any obligations under the Abatement Documents to satisfy reporting requirements in connection therewith and any other obligation in connection with the Tax Abatement that is the responsibility of the operator, user and/or occupant of the Premises. Furthermore, Tenant shall refrain from taking any action that would give rise to a breach or default by Landlord under the CRA and/or Abatement Documents. To the extent that any Tax Abatement ceases or any "claw back" amount is required to be paid for the Premises due to Tenant's failure to meet the requirements of such Tax Abatement and/or the Abatement Documents, Tenant shall be solely responsible for all Taxes in accordance with this Lease and/or any such "claw-back" amount accruing from and after the Commencement Date. Landlord shall reasonably cooperate with Tenant to the extent Tenant reasonably requests any additional information and/or other action from Landlord in connection with the Abatement Documents. Landlord represents and warrants to Tenant that: (i) the CRA is in full force and effect, have not been modified or amended, and to Landlord's knowledge, there are no existing defaults by Landlord or any predecessor in interest) or the City under the CRA; (ii) Landlord and the Property is presently in compliance with the CRA; and (iii) all necessary exemption applications, completion certificates, and ECOS Certificates have been duly executed and submitted, and the Property has been granted a 100% real property tax exemption for a period of fifteen (15) years commencing January 1, 2024. Landlord covenants and agrees that it shall not take or permit any action, or fail to take ant action, that would result in a default or event of non-compliance under the CRA or that would cause the real property tax exemption to be reduced, suspended or terminated, except to the extent such action or inaction is caused by Tenant's failure to comply with its express obligations under this Lease. Each party shall promptly deliver to the other party copies of all material notices, correspondence, or other communications received from or sent to the City of New Albany or any governmental authority relating to the CRA, including any notice of default, non-compliance, or potential modification or termination of the tax exemption

ARTICLE 9
OPERATING EXPENSES
9.1    Definitions. "Operating Year" shall mean each calendar year all or any part of which falls within the Term, and "Operating Expenses" shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, insuring, repair, maintenance and management of the Building and the Property, including, without limitation: (i) the actual or imputed cost of the space occupied by on-the-grounds building attendant(s) and related personnel and the cost of administrative and or service personnel whose duties are not limited solely to the Building; provided that if during any portion of the Operating Year for which Operating Expenses are being computed, Iess than all of the Property was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses incurred shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Property were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.
9.2    Tenant's Payment of Operating Expenses.
(a)    Tenant shall pay to Landlord, as a Direct Expense Charge, an amount equal to Tenant's Proportionate Share of Operating Expenses, such amount to be apportioned for any portion of an Operating Year in which the Commencement Date falls or the Term of this Lease ends.
(b)    Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant's required payment, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant's required payment on account thereof for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive expiration of the Term for no longer than twelve (12) months after the expiration of the Term or other termination of this Lease. The failure of Landlord to timely furnish a statement for any Operating Year shall not prejudice Landlord from enforcing its rights under this Section. Notwithstanding the foregoing, Tenant shall not be responsible for Tenant's Proportionate Share of Operating Expenses attributable to any Operating Year which are first billed to Tenant more than twelve (12) months following the expiration of any such Operating Year. Except with respect to the management fee and any amortized costs for Operating Expenses incurred in any prior Operating Year, in no event shall payments to Landlord for Operating Expenses in any Operating Year result in Landlord receiving from Tenant more than one hundred percent (100%) of the actual Operating Expenses incurred by Landlord for such Operating Year.
(c)    Any such accounting by Landlord shall be binding and conclusive upon Tenant unless within one hundred eighty (180) days after the giving by Landlord of such accounting Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. If Tenant timely sends a notice to Landlord disputing the accounting received from Landlord, Tenant may, at Tenant's sole cost and expense, undertake an audit of such of Landlord's books as are directly relevant to the Operating Expense accounting for the Operating Year in question, provided and on condition that (i) there is then no uncured Event of Default under this Lease, (ii) Tenant has made all payments of Direct Expense Charges billed or invoiced by Landlord as of the date of the audit, (iii) the audit is performed only by Tenant's employees, internal accounting department or an independent certified public accounting firm reasonably approved by Landlord and whose fee or other compensation is fixed by contract and is in no manner computed or determined based upon the results of the audit, (iv) both Tenant and its examiners execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord whereby such parties expressly agree to maintain the results of such audit in strict confidence, and (v) such audit is commenced and completed and the results thereof delivered to Landlord within sixty (60) days following the date Landlord makes its books available to Tenant. If Tenant fails to timely deliver a dispute notice to Landlord, or fails to complete its audit and deliver the results thereof to Landlord within the applicable sixty (60) day period, then, in either of such events, Landlord's accounting shall be binding and conclusive upon Tenant for all purposes of this Lease. If it is finally agreed by the parties that Landlord has overstated Tenant's share of excess Operating Expenses, Landlord shall credit the amount of such overstatement against the monthly installments of Direct Expense Charges next due under this Lease (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord under this Lease). If it is finally determined and agreed by the parties that Landlord has overstated Tenant's Proportionate Share of Expense Increases by more than five percent (5%) in the aggregate, then Landlord shall reimburse Tenant for the reasonable costs of Tenant's audit. If the audit demonstrates that Landlord has not overstated Direct Expense Charges, then Landlord may invoice Tenant for any amount by which Tenant's Direct Expense Charges under this Section 9.2 was understated, which invoice shall be payable by Tenant within thirty (30) days after receipt.

ARTICLE 10
INDEMNITY AND PUBLIC LIABILITY INSURANCE
10.1    Indemnity.
(a)    Except to the extent arising from the negligence or willful misconduct of Landlord or its agents or employees and subject to the waiver of subrogation, Tenant shall defend with counsel first reasonably approved by Landlord, save harmless, and indemnify Landlord and Landlord's managing agent, beneficiaries, partners, members, shareholders, subsidiaries, officers, directors, agents, trustees and employees ("Landlord Parties") from and against all claims, losses, cost, damages, any liability or expense of whatever nature from any injury, loss, accident or damage to any person or property, arising from or claimed to have arisen (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant's agents, employees, contractors, licensees or invitees, (iii) in connection with Tenant's use of the Premises or any business conducted therein or any work done or condition created in the Premises by Tenant, its agents, employees, contractors, licensees or invitees, or anyone claiming by, through or under Tenant, or (iv) from any Event of Default under this Lease and, in any case, occurring after the Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys' fees and costs at both the trial and appellate levels.
(b)    Except to the extent Tenant is required to indemnify Landlord as provided above, and subject to the waiver of subrogation, Landlord shall defend, save harmless, and indemnify Tenant from and against all claims, losses, cost, damages, any liability or expense of whatever nature from any injury, loss, accident or damage to any person or property, arising from or claimed to have arisen from (i) the negligence or willful misconduct of Landlord or the Landlord Parties or (ii) any default of Landlord under this Lease that remains uncured beyond applicable notice and cure periods. This indemnity and hold harm.less agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys' fees and costs at both the trial and appellate levels.

(c)    The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease.
10.2    Tenant Insurance. Tenant agrees to maintain, at Tenant's expense, in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor's hazard and completed operations coverage) in an amount at least equal to Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) annual aggregate, or such greater amounts as Landlord in its reasonable discretion shall from time to time request, under which Tenant is named as an insured and Landlord, and, at Landlord's request, Landlord's property manager, any Superior Mortgagee and Superior Lessor, and such other persons as Landlord reasonably may request are named as additional insureds, (b) special form (formerly known as "all-risk") property insurance on a "replacement cost" basis, insuring Tenant's Removable Property and any alterations, additions and improvements located from time to time in the Premises, whether made by Tenant pursuant to Article 5 or otherwise existing in the Premises as of the Commencement Date (such alterations, additions and improvements collectively the "Improvements"), (c) workers' compensation insurance with statutory limits, (d) employer's liability insurance with the following limits: bodily injury by disease per person One Million Dollars ($1,000,000); bodily injury by accident policy limit One Million Dollars ($1,000,000); bodily injury by disease policy limit One Million Dollars ($1,000,000), (e) business automobile liability insurance including owned, hired and non-owned automobiles, in an amount not less than One Million Dollars ($1,000,000) combined single limit per occurrence, with such commercially reasonable increases as Landlord may require from time to time, (f) business interruption insurance equal to not less than one hundred percent (100%) of the estimated gross earnings (as defined in the standard form of business interruption insurance policy) of Tenant at the Premises, which insurance shall be issued on an "all risks" basis (or its equivalent); and (g) umbrella/excess liability insurance in an amount not less than Ten Million Dollars ($10,000,000.00) per occurrence and in the aggregate on a following form basis of the underlying commercial general liability, automobile liability and employer's liability policies with policy forms no more restrictive than the underlying policies. Tenant shall also maintain pollution legal liability insurance, which coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Tenant may satisfy such insurance requirements by including the Premises in a so-called "blanket" and/or ''umbrella" insurance policy, provided that the amount of coverage allocated to the Premises is pursuant to a "per location" endorsement shall fulfill the requirements set forth herein. Tenant's insurance shall be primary to, and not contributory with any insurance carried by Landlord, whose insurance shall be considered excess only. Each policy required hereunder shall be non-cancelable and non-amendable with respect to Landlord and Landlord's said designees without thirty (30) days' prior notice. The policies of insurance required to be maintained by Tenant hereunder shall be issued by companies domiciled in the United States and qualified and licensed to conduct business in the state in which the Property is located, and shall be rated A:X or better in the most current issue of Best's Key Rating Guide (or any successor thereto). At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord on the forms currently designated "ACORD 28" (Evidence of Commercial Property Insurance) and "ACORD 25-S" (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the required additional insureds hereunder which shall be binding on Tenant's insurance company. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Tem1 and such failure is not cured within three (3) Business Days following Tenant's receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) days after Tenant's receipt of Landlord's request for payment thereof. Tenant's insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000.00).
10.3    Tenant's Risk. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant's own risk. Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant's business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the gross negligence or willful misconduct of Landlord or Landlord's agents, contractors or employees. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord's insurers shall in any manner be held responsible therefor. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any gross negligence or willful misconduct of Landlord, its servants, employees or agents acting within the scope of their authority on or about the Premises; provided, however, that in no event shall Landlord, its servants, employees or agents have any liability to Tenant based on any loss with respect to or interruption in the operation of Tenant's business. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Tenn of this Lease, and during any additional period as Tenant may use or be in occupancy of any part of the Premises or of the Property.
10.4    Landlord's Insurance. Landlord shall maintain, as a part of Operating Expenses, special form property insurance on the Building in such amounts and subject to such deductibles as Landlord may reasonably determine; provided that such coverage includes a policy of commercial general liability insurance and property damage insurance in an amount at least equal to the full replacement cost of the Building. Such insurance shall be maintained with an insurance company selected by Landlord or a Superior Mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the Superior Mortgagee from time to time. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect; provided, however, that any deductible incurred by Landlord in connection with an earthquake shall be amortized over the remainder of the useful life of the items repaired or reconstructed from the proceeds of such insurance, with the amortized portion of such deductible applicable to a given calendar year to be included as an Approved Capital Expenditure within Operating Expenses for such calendar year. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord's insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord's or any affiliate of Landlord's program of self-insurance. and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, the Improvements in the Premises or Tenant's Removable Property, including any such property or work of Tenant's subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant's or any subtenant's or occupant's business.
10.5 Waiver of Subrogation. Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Property or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which is covered, or would have been covered, by the insurance coverages required to be maintained by Landlord and Tenant, respectively, under this Lease, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: 'This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the Property described therein, " and shall provide that such party's insurer waives any right of recovery against the other party in connection with any such loss or damage.

ARTICLE 11
FIRE, EMINENT DOMAIN, ETC.
11.1    Landlord's Right of Termination. If the Premises, the Building or the Property are substantially damaged (the term "substantially damaged" meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within six months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums)) by fire or other casualty (each, a "Casualty"), then Landlord shall have the right to terminate this Lease by giving notice of Landlord's election so to do within ninety (90) days after the occurrence of such Casualty, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from any Casualty. Additionally, Landlord may elect not to repair and/or rebuild the Premises, Building and/or Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within ninety (90) days after the date of discovery of the damage, such notice to include a termination date giving Tenant thirty (30) days to vacate the Premises, if one or more of the following conditions is present: (i) the damage is not fully covered by Landlord's insurance policies required under this Lease; or (ii) the Superior Mortgagee does not permit adequate insurance proceeds to be applied to the rebuilding or repair of the Building or Property.

11.2    Restoration; Tenant's Right of Termination
(a)    If the Building or the Premises shall be partially or totally damaged or destroyed by a Casualty and if this Lease is not terminated as provided in this Article 11, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Tenant's Removable Property and the Improvements ("Landlord's Restoration Work") with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty, and (ii) Tenant shall repair and restore in accordance with Section 5.2 all of Tenant's Removable Property and the Improvements ("Tenant's Restoration Work") with reasonable dispatch after the Casualty. Notwithstanding anything to the contrary contained herein, if in Landlord's sole discretion it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform all or a portion of Tenant's Restoration Work on behalf of Tenant, then (x) Landlord shall give Tenant a written notice specifying the portion of Tenant's Restoration Work to be performed by Landlord (the "Specified Restoration Work"), (y) Landlord shall perform the Specified Restoration Work, and (z) Tenant shall pay to Landlord within thirty (30) days following the giving of Landlord's written demand therefor (or Landlord shall retain from the insurance proceeds paid to Landlord in accordance with the last sentence of this Section 11.2(a)) the cost of such Specified Restoration Work. The proceeds of insurance covering Tenant's Removable Property and the Improvements shall be paid to Landlord, and, unless Landlord restores Tenant's Removable Property and the Improvements as part of the Specified Restoration Work, upon the completion of the repair and restoration of Tenant's Removable Property and the Improvements and the reoccupancy of the Premises by Tenant, Landlord shall disburse to Tenant the proceeds of insurance maintained by Tenant covering Tenant's Removable Property and the Improvements up to the amount so expended by Tenant.
(b} Landlord shall not carry any insurance on Tenant's Removable Property or on the Improvements (including without limitation any Landlord's Work performed in connection with this Lease) that constitute part of Tenant's Restoration Work and shall not be obligated to repair or replace Tenant's Removable Property or such Improvements (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant's Removable Property and any Improvements. Tenant shall notify Landlord promptly of any casualty in the Premises. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable (but no later than ten
(10) Business Days after receiving written notice from Landlord) remove any and all of Tenant's Removable Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant's Removable Property, Landlord, at Tenant's expense, may remove Tenant's Removable Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to the paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant's insurance adjuster that may be desired by Tenant prior to the removal of Tenant's Removable Property by Tenant or Landlord, as provided in this Section 11.2(b), or the performance by Landlord of Landlord's Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord's Restoration Work and, if applicable, the Specified Restoration Work.
(c)    Within ninety (90) days after the occurrence of any Casualty affecting the Premises, Landlord shall deliver to Tenant a written estimate from a reputable contractor, architect or engineer designated by Landlord as to the probable length of time that will be necessary to substantially complete Landlord's Restoration Work. If such time estimate exceeds twelve (12) months from the date of such Casualty, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after receipt of such estimate (time being of the essence with respect to the giving of such notice by Tenant). In addition, if Landlord fails to complete repairs to the Premises within the longer of (i) the estimated period of Landlord's Restoration Work set forth in Landlord's original notice to Tenant and (ii) twelve months from the date of such Casualty (as such period shall be extended for any delay caused by Force Majeure), then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord within ten (10) Business Days after the expiration of such period (as so extended for Force Majeure) and prior to Landlord's completion of such repairs. If Tenant is entitled pursuant to the terms of this Section 11.2(c) to terminate this Lease and Tenant fails to deliver a termination notice to Landlord within the thirty (30) day period set forth herein, Tenant will be deemed to have waived Tenant's rights under this Section 11.2(c) to terminate the Lease on account of such Casualty. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of a Casualty.
In addition, if the Casualty occurs in the last twelve (12) months of the Term and Tenant is prevented from using the Premises for ninety (90) consecutive days or more, Tenant shall have the option to terminate this Lease upon thirty (30) days prior written notice to Landlord.
(d)    If this Lease is terminated under any of the provisions of this Article XI as a result of a Casualty, Landlord shall be entitled to retain for its benefit the proceeds of insurance maintained by Tenant on the Improvements. This Section 11.2 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and any law providing for a contingency in the absence of an express agreement, now or hereafter in force, shall have no application.
11.3    Abatement of Rent. If the Premises is damaged by a Casualty, provided no Event of Default exists, Basic Rent and Direct Expense Charges payable by Tenant shall abate proportionately for the period from the date of such fire or other casualty until the earlier of (a) the date that Landlord substantially completes Landlord's Restoration Work (provided that if Landlord would have completed Landlord's Restoration Work at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such Work or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease), or (b) the date Tenant or other occupant reoccupies any portion of the Premises (in which case the Basic Rent and Direct Expense Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Notwithstanding any provision contained in this Lease to the contrary, (i) there shall be no abatement with respect to any portion of the Premises which has not been rendered untenantable by reason of fire or other casualty and which is accessible, whether or not other portions of the Premises are untenantable, and (ii) any abatement of Basic Rent or Direct Expense Charges applicable to any portion of the Premises which was rendered untenantable by reason of a casualty shall cease on the earliest of the dates referred to in clauses (a) or (b) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain untenantable; provided that, in regards to both clauses (i) and (ii) above, all Basic Rent and Direct Expense Charges shall be abated regardless of whether a portion of the Premises is accessible following a casualty if, in Tenant's commercially reasonable discretion, Tenant cannot reasonably operate its business in such accessible portion and does not in fact conduct business in the Premises. Landlord's determination of the date Landlord's Restoration Work to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within ten (10) days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Basic Rent and Direct Expense Charges in accordance with Landlord's determination.. Prior to Landlord commencing Landlord's Restoration Work, Tenant shall obtain from all applicable governmental authorities all licenses, permits, and approvals that may be required to permit Landlord to enter the Premises and/or to commence any restoration work therein (collectively referred to herein as "Hazardous Materials Clearances"). Notwithstanding any provision contained herein to the contrary, if any Hazardous Materials Clearances are required, then any abatement of Basic Rent or of Direct Expense Charges provided under this Lease in connection with a fire or other casualty shall accrue only from and after the date on which Tenant obtains such Hazardous Materials Clearances. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the casualty, then, without prejudice to any other remedies which may be available against Tenant, the abatement of Basic Rent or of Direct Expense Charges shall be reduced by such uncollected insurance amount.
11.4    Eminent Domain

(a)    If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Direct Expense Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from such exercise of the power of eminent domain.
(b)    If any part of the Building or any material portion of the Property is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do within ninety (90) days after the occurrence of the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established for the expiration of the Term of this Lease.
(c)    If this Lease shall not be terminated pursuant to Section 11.4(b), Landlord shall thereafter use due diligence to restore the Premises (excluding any Alterations made by Tenant pursuant to Section 5.2) to proper condition for Tenant's use and occupation, provided that Landlord's obligation shall be limited to the amount of compensation recoverable by Landlord from the taking authority. If, for any reason, such restoration shall not be substantially completed within six (6) months after the expiration of the ninety (90) day period referred to in Section 11.4(b) (which six month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord's reasonable control, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end thirty (30) days after the giving of such notice, without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure so to complete such restoration.
(d)    Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney in fact to execute and deliver in Tenant's name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of (i) the cost of Tenant's moving and relocation expenses, (ii) any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense, (iii) for relocation expenses, (iv) the cost of any Alterations to the Premises paid for by Tenant, and (iv) loss of business or goodwill, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 12 HOLDING OVER; SURRENDER
12.1    Holding Over. If Tenant or anyone claiming by, through or under Tenant shall remain in possession of all or any part of the Premises (which shall include a failure by Tenant to remove any Tenant's Removable Property or Alterations which Landlord notified Tenant were to be removed at the expiration or earlier termination of the Term) after the expiration or earlier termination of the Term of this Lease, such holding over shall be treated as a daily tenancy at sufferance at a Basic Rent equal to one hundred twenty-five percent (125%) of the Basic Rent in effect for the last rental period of the Tenn for the first thirty (30) days of any holdover and thereafter one hundred fifty percent (150%) of the Basic Rent in effect for the last rental period of the Term, plus Direct Expense Charges and other Additional Rent herein provided (prorated on a daily basis). In addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs and damages, direct and/or indirect, sustained by reason of any such holding over that continues for more than thirty (30) days after such expiration or earlier termination, including, without limitation, claims made by and loss of any succeeding tenant arising out of such failure to timely surrender possession in the condition required under this Lease. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable (and excluding any extension, expansion or rights of first offer of tenant) in the Lease. Nothing contained in this Article 12 shall be construed as a consent by Landlord to any holding over by Tenant, and Landlord shall have the right to immediately terminate such holding over pursuant to applicable Law. The provisions of this Article 12 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.
12.2    Surrender of Premises.
(a)    Upon the expiration or earlier termination of the Term of this Lease, Tenant shall promptly and peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all Alterations which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease (except as otherwise required by Landlord pursuant to Section 5.2(e) above), and all attached equipment, decorations, fixtures, laboratory casework and related appliances, trade fixtures, and additions and improvements attached to or built into the Premises made by either of the parties (other than Tenant's Removable Property), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Tenant shall remove all of Tenant's Removable Property, all signs installed by or on behalf of Tenant in or on the Premises and the Building, all lines and other wiring and cabling installed by Tenant prior to or during the Term. Tenant shall repair any damage to the Premises or the Building caused by such removal and restore the affected area to its condition prior to the installation thereof. Any Tenant's Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant's sole cost and expense. Upon written request by Tenant given at least six (6) months' prior to the expiration of this Lease, Tenant and Landlord shall conduct a joint walkthrough of the Premises during which Landlord shall confirm to Tenant its removal and restoration obligations; provided, in no event shall Landlord be permitted to require Tenant remove and restore Alterations or other improvements which were not indicated as necessary to remove at the time of consent.
(b)    Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least sixty (60) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any applicable Laws, including Environmental Laws) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy (the "Surrender Plan").
The Surrender Plan (i) shall be accompanied by a current list of (A) all required permits held by or on behalf of any by Tenant or Tenant's agents, servants, employees, or contractors, (collectively, "Tenant Parties", each a "Tenant Party") with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant's Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord's environmental consultant, which review shall be conducted at Landlord's sole cost. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant' s use and occupancy of the Premises shall be governed by Section 12.1 above), Tenant shall deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant's expense as set forth below, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Tenn (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid.
Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord 's environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Plan. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Term.

ARTICLE 13
RIGHTS OF MORTGAGEES; TRANSFER OF TITLE
13.1    Rights of Mortgagees or Ground Lessor.
(a)    This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or underlying leases of the Property and to all renewals, extensions, modifications and replacements thereof, and to all mortgages, deeds of trust or similar encumbrances which may now or hereafter affect the Property, whether or not such mortgages or other encumbrances shall also cover other lands and/or buildings, and to each and every advance made or hereafter to be made under such mortgages and other encumbrances, and to all renewals, modifications, replacements, extensions and consolidations of such mortgages and other encumbrances. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or other encumbrance or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called "Superior Lease" and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called "Superior Lessor"; and any mortgage or other encumbrance to which this Lease is, at the time referred to, subject and subordinate, is herein called "Superior Mortgage" and the holder of a Superior Mortgage, or its successor in interest at the time referred to, is herein called "Superior Mortgagee." If any Superior Mortgagee, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such Superior Mortgage. The election of any such Superior Mortgagee shall become effective upon either notice from such Superior Mortgagee to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument in which the Superior Mortgagee subordinates its rights under such Superior Mortgage to this Lease.
(b)    If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord's rights (herein called
"Successor Landlord"), Tenant shall attorn to and recognize such Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the

Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of fixed rent for more than one (1) month, which was not approved in writing by the Superior Lessor or the Superior Mortgagee thereto, (v) liable to the Tenant beyond the Successor Landlord's interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from such Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, (vii) liable for the payment of any improvement allowance or similar amount owing to Tenant on account of the performance of any alterations or leasehold improvements to the Premises or the Building, or (viii) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.
(c)    Notwithstanding any contrary provision of this Article 13, as a condition to the subordination of this Lease to a future Superior Mortgage or future Superior Lease, such Superior Mortgagee or Superior Lessor shall execute a subordination, non-disturbance and attornment agreement in the standard form customarily employed by such Superior Mortgagee or Superior Lessor with commercially reasonable provisions requested by Tenant.
13.2    Assignment of Rents and Transfer of Title.
(a)    With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to a Superior Mortgagee on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Superior Mortgagee shall never be treated as an assumption by the Superior Mortgagee of any of the obligations of Landlord hereunder unless the Superior Mortgagee shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, the Superior Mortgagee shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of the Superior Mortgage and the taking of possession of the Premises.
(b)    In no event shall the acquisition of Landlord's interest in the Property by a purchaser which, simultaneously therewith, leases Landlord's entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor.
(c)    Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

13.3    Notice to Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving any Superior Mortgagee and Superior Lessor, as applicable, written notice by certified mail, return receipt requested, specifying the default in reasonable detail, and affording such Superior Mortgagee and Superior Lessor, as applicable, (i) a reasonable opportunity to perform Landlord's obligations hereunder (but not less than thirty (30) days), if such default can be cured without such Superior Mortgagee or Superior Lessor, as applicable, taking possession of the mortgaged or leased estate, or (ii) time to obtain possession of the mortgaged or leased estate and then to cure such default of Landlord, if such default cannot be cured without such Superior Mortgagee or Superior Lessor or taking possession of the mortgaged or leased estate. The curing of any of Landlord's defaults by a Superior Mortgagee or Superior Lessor shall be treated as performance by Landlord.

ARTICLE 14 DEFAULT; REMEDIES
14.1    Tenant's Default.
(a)    If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an "Event of Default") shall occur:
(i)    Tenant shall fail to pay the Basic Rent, Direct Expense Charges or any other Additional Rent hereunder when due and such failure shall continue for five (5)
Business Days after notice to Tenant from Landlord; or
(ii)    Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant (or such shorter period for completing a cure for such default as may be required by applicable Laws) specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and thereafter to diligently prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (ii)), provided that in no event shall Tenant have such additional period of time that would (A) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, (B) subject the Property, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (C) result in a default under any Superior Lease or under any Superior Mortgage; or
(iii)    Tenant abandons the Premises in accordance with applicable Laws;
or
(iv)    Tenant permits a Transfer in violation of Article 6 of this Lease; or

(v)    Tenant's leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or
(vi)    If Tenant or any guarantor of this Lease shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease or of all or any part of Tenant's or such guarantor's property, (iv) file a petition seeking an order for relief under the Title 11 of the United States Code, as now or hereafter amended or supplemented (the "Bankruptcy Code"), or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other present or future federal, state or other statute or law for the same or similar relief, within sixty (60) days after such proceeding is initiated; or
(vii)    Any lien has been filed against the Property, or any portion thereof, as a result of Tenant's acts, omissions or breach of this Lease, and Tenant fails, within 10 Business Days after the lien is filed, either (1) to cause said lien to be removed from the Property, or (2) to furnish a bond sufficient to remove the lien or cause a title insurance endorsement to be issued with respect to such lien, which endorsement shall be satisfactory, in form and substance to Landlord, in Landlord's sole and absolute discretion;
then in any such case Landlord may exercise any of Landlord's rights or remedies available under this Lease, at law or in equity.
14.2    Landlord's Remedies.
(a)    Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies available at Law or in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:
(i)    Landlord may continue this Lease in full force and effect, and collect Rent and other charges as and when due, without prejudice to Landlord's right to subsequently elect to terminate this Lease on account of such Event of Default;
(ii)    Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant's rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, and Tenant shall remain liable for damages as hereinafter set forth in this Section 14.2. This Lease may also be terminated by a judgment specifically providing for termination;
(iii)    Landlord may terminate Tenant's right of possession without terminating this Lease upon written notice to Tenant to such effect, in which event

Tenant's right of possession of the Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section 14.2;
(iv)    Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 14.2(a)(iv) without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein; and
(v)    Landlord shall have the right to recover damages from Tenant, as set forth in this Section 14.2.
(b)    Upon any termination of this Lease or of Tenant's right of possession, Landlord, at its sole election, may (i) re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, (ii) remove all property from the Premises and store the same in a public warehouse or elsewhere at Tenant's expense, and/or (iii) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant's expense, free from any claim by Tenant or anyone claiming by, through or under Tenant. It shall not constitute a constructive or other termination of this Lease or Tenant's right to possession if Landlord (a) exercises its right to repair or maintain the Premises, (b) performs any unperformed obligations of Tenant, (c) stores or removes Tenant's property from the Premises after Tenant's dispossession, (d) attempts to relet, or, in fact, does relet, the Premises or (e) seeks the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease.
(c)    If this Lease shall have been terminated as provided in this Article, Tenant shall pay the Basic Rent, Direct Expense Charges, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages the Basic Rent, Direct Expense Charges, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses incurred by Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

(d)    At any time after termination of this Lease as provided in this Article, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord's election Tenant shall pay to Landlord an amount equal to the excess, if any, of (1) the Basic Rent, Direct Expense Charges, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year plus a three percent (3%) annual increase per year for what would be the then unexpired Term of this Lease if the same remained in effect, plus all anticipated costs of reletting, which shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including without limitation, legal fees, brokerage commissions, the costs of alterations, the value of other concessions or allowances granted to a new tenant, and vacancy costs during any marketing period, over (2) the then fair net rental value of the Premises for the same period.
(e)    In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re let the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.
(f)    In addition to any other remedies under this Article 14, Tenant shall immediately become liable to Landlord for all damages proximately caused by Tenant's breach of its obligations under this Lease, including all costs Landlord incurs in reletting (or attempting to relet) the Premises or any part thereof, including, without limitation, brokers' commissions, expenses of cleaning, altering and preparing the Premises for new tenants, legal fees and all other like expenses properly chargeable against the Premises and the rental received therefrom and like costs, provided that nothing set forth in this Section 14.2(t) shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly set forth in this Lease below or as required under applicable Law. If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. If the Premises or any part thereof shall be relet in combination with any other space, then proper apportionment on a per-square foot basis shall be made of the rent received from such reletting and of the expenses of such reletting. If Landlord shall succeed in reletting the Premises during the period in which Tenant is paying monthly rent damages as described in Section 14.2(c), Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (A) all expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease or Landlord's reentry into the Premises, including any theretofore unrecovered expenses of reletting or other damages payable hereunder. If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or, if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant's liability for damages or otherwise under this Lease.
(g)    Landlord shall use commercially reasonable efforts to mitigate its damages following an Event of Default and, as applicable, to relet the Premises following the termination of this Lease or Tenant's right to possession; provided, however, that: (1) Landlord shall have no obligation to relet the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease the Premises to another tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable facilities in the same market area as the Property, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord; (4) Landlord shall not be obligated to enter into a lease with a new tenant whose use would: (i) adversely affect the reputation of the Property; or (ii) be incompatible with the operation of the Property; and (5) Landlord shall not be obligated to enter into a new lease with any tenant which does not have, in Landlord's reasonable opinion, sufficient financial resources or fulfill its obligations in connection with the new lease as and when the same become due.
(h)    If the trustee or the debtor in possession assumes the Lease under applicable bankruptcy law, it may assume and assign its interest in this Lease only if the proposed assignee first provides Landlord with (1) notice of such proposed assignment, setting forth (i) the name and address of the proposed assignee, its proposed use of the Premises, reasonably detailed character and financial references for such person (including its most recent balance sheet and income statements certified by its chief financial officer or, if available, a certified public accountant) and any other information reasonably requested by Landlord, and (ii) all of the terms and conditions of such offer, shall be given to Landlord by Tenant or such trustee no later than twenty (20) days after receipt by Tenant or such trustee of such offer, but in any event no later than ten (10) days prior to the date that Tenant or such trustee shall make application to a court of competent jurisdiction for authority and approval to assume this Lease and enter into such assignment; (2) Adequate Assurance of Future Performance (as hereinafter defined) of all of Tenant's obligations under this Lease, and (3) Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound). Landlord shall have the option, to be exercised by notice to Tenant or such trustee given at any time prior to the date the application is filed for court approval of the assumption and assignment of this Lease to the proposed assignee, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such proposed assignee, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.
(i)    For purposes only of paragraph (g) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, "Adequate Assurance of Future Performance" means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:
(i)    the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant's obligation under this Lease; and
(ii)    if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord's standards of creditworthiness; and
(iii)    the proposed assignee is of a character and financial worth such as is in keeping with the standards of Landlord, and the purposes for which the proposed assignee intends to use the Premises are uses expressly permitted by and not prohibited by this Lease.
14.3    Additional Rent. If Tenant shall fail to pay when due any sums under this Lease designated as a Direct Expense Charge or other Additional Rent, Landlord shalt have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.
14.4    Remedying: Defaults. Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of an Event of Default of Tenant, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at the Default Interest Rate, as Additional Rent.

14.5    Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
14.6    Enforcement Costs. If either Landlord or Tenant should bring suit or arbitration against the other with respect to this Lease, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers', accountants', attorneys' and other professional fees, expenses and court costs), shall be paid by the other party.
14.7    Waiver.
(a)    Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other.
(b)    Any waiver by either party of any provisions of this Lease must be in a writing signed by the waiving party. In addition, Landlord's acceptance of any payment from Tenant after a termination of this Lease due to an Event of Default by Tenant shall not have the effect of reinstating this Lease, nor estop Landlord from exercising any of the rights and remedies granted to Landlord hereunder arising out of such Event of Default. No payment by Tenant or acceptance by Landlord of a lesser amount than the Basic Rent, Direct Expense Charges, Additional Rent and other sums due hereunder shall be deemed to be other than on account of the total amount due from Tenant to Landlord, to be applied in such order as Landlord deems appropriate. In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Basic Rent, Direct Expense Charges, Additional Rent or other sum and to pursue any other remedy provided in this Lease.
14.8    Letter of Credit
(a)    Tenant shall, simultaneously with the execution of this Lease by Tenant, deliver to Landlord an irrevocable letter of credit (the "Letter of Credit") which shall be held by Landlord in accordance with this Section 14.8 and shall (A) be in the initial amount set forth in Section 1.1; (B) be issued on the form attached hereto as Exhibit G or other form approved by Landlord; (C) name Landlord as its beneficiary; and (D) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord ("Approved Issuer") that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below). The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year.
(b)    The "Minimum Rating Agency Threshold" shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as "+" or"-" or numerical notation) "A2" or better by Moody's Investors Service, Inc. and/or "A" or better by Standard & Poor's Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The "Minimum Capital Threshold" shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than
$10,000,000,000.
(c)    If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a Substitute Letter of Credit (the "Substitute Letter of Credit") satisfying the conditions of this Section at least sixty (60) days prior to the expiration of the term of such Letter of Credit. If the issuer of the Letter of Credit ceases to satisfy the applicable requirements which are necessary to maintain its status as an Approved Issuer, Tenant shall be required, not later than ten (10) Business Days after Landlord notifies Tenant of such failure, to deliver to Landlord a Substitute Letter of Credit from an Approved Issuer. Tenant agrees that it shall, from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the expiration of the Term of this Lease. If Tenant fails to furnish such renewal or replacement at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a cash security deposit pursuant to the terms of this Section. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an Approved Issuer.
(d)    Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State Law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or any portion of the Letter of Credit as may be required to pay Landlord's resulting damages as provided in this Lease. The balance of any Letter of Credit cash proceeds shall be held as a cash security deposit. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a Substitute Letter of Credit in the amount drawn (less any cash proceeds then being held by Landlord) and Tenant's failure to do so within ten (10) Business Days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or Event of Default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.
(e)    In the event that Landlord transfers its interest in the Premises, and upon no less than ten (10) Business Days' advance notice from and at no cost to Landlord, Tenant shall deliver to Landlord an amendment to the Letter of Credit or a Substitute Letter of Credit naming Landlord's successor as the beneficiary thereof. Landlord shall cooperate with Tenant in executing any documents or providing any information requested by the Approved Issuer pursuant to the terms of the Letter of Credit in connection with any such transfer. If Tenant fails to deliver such amendment or replacement within ten (10) Business Days after receipt of such written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof as a cash security deposit.
(f)    Landlord shall hold the Letter of Credit and the balance of proceeds remaining after a draw on the Letter of Credit, as the case may be (hereinafter referred to collectively as the "Security Deposit") as security for Tenant's performance of all of its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord 's damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord' s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.
(g)    Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within thirty (30) days after the end of the Term, unless an Event of Default (or a default that with notice and the passage of time would constitute an Event of Default) exists at the end of the Term, in which event, the thirty-(30)-day period shall commence on the date that Tenant cures such Event of Default or default.
(h)    Notwithstanding anything to the contrary contained herein, upon the last day of the eighteenth (18th) full calendar month of the Term, provided that (i) Tenant is not then in default under this Lease and (ii) Tenant has not been in monetary or material non monetary default beyond applicable notice and cure periods within the last eighteen (18) months, Landlord shall, upon Tenant's written request ("Tenant's Reduction Request"), consent to an amendment to the existing Letter of Credit that reduces the amount of the Letter of Credit to $5,984,204.00. In addition, upon the last day of the thirty-sixth (36th) full calendar month of the Term, provided that (A) Tenant is not then in default under this Lease and (B) Tenant has not been in monetary or material non-monetary default beyond applicable notice and cure periods within the last eighteen (18) months, Landlord shall, upon receipt of a Tenant's Reduction Request, consent to an amendment to the existing Letter of Credit that reduces the amount of the Letter of Credit to $2,992,102.02.
14.9    Landlord Default.

(a)    Landlord shall in no event be in default in the performance of any of Landlord's obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, or such additional period of time as reasonably required provided that Landlord shall commence such cure within such thirty
(30) day period, and thereafter diligently pursue cure to its completion) (such period of time, the "Landlord Cure Period").
(b)    If Landlord shall default in the performance of any obligation that Landlord is obligated to perform under this Lease within the Landlord Cure Period and such failure prevents or material adversely affects Tenant's ability to operate in the Premises, then Tenant may perform such obligations ("Tenant Cure Repairs"). Notwithstanding the preceding sentence to the contrary, Tenant shall not have the right to perform Landlord's maintenance, repair or other obligation, unless Landlord fails to commence the required action within the Landlord Cure Period and such failure continues for an additional period of ten (10) Business Days after Tenant delivers to Landlord a second default notice (the "Second Default Notice") which shall include the following caption, in bold and capitalized letters: LANDLORD'S FAILURE TO RESPOND TO THIS SECOND DEFAULT NOTICE WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE MAY RESULT IN TENANT'S ELECTION TO EXERCISE ITS SELF-HELP RIGHTS
PURSUANT TO SECTION 14.9 OF THE LEASE." In connection with any Tenant Cure Repairs, Tenant shall perform all such work or repairs in accordance with all applicable Laws in a good and workmanlike manner, consistent with the standards of the Building, using new or like new materials.
(c)    Without limiting the foregoing rights regarding Tenant Cure Repairs, if a condition exists at the Premises which poses an imminent threat (i) to the physical well-being of persons at the Building or (ii) of material damage to Tenant's personal property in the Premises (each an "Emergency Situation"), then Tenant shall give Landlord written notice to both Landlord's property manager and Tenant's principal contact with Landlord ("Tenant's Emergency Situation Notice"). Thereafter, Landlord shall have five (5) Business Days to commence a cure with respect to such Emergency Situation (which may consist of Landlord developing a schedule determined in good faith setting forth the basic steps Landlord proposes to be taken to cure such Emergency Situation in a commercially reasonable time frame given the specifics of the Emergency Situation required and the times when such work is proposed to be done), and shall diligently prosecute such cure to completion (collectively "Emergency Repairs"). If Landlord fails to commence to perform such Emergency Repairs within such five (5) Business Day period after Landlord receives Tenant's Emergency Situation Notice, or, to the extent Landlord commences to cure with such time period but fails to thereafter diligently pursue such Emergency Repairs to completion, then Tenant may send Landlord a notice ("Tenant Emergency Self-Help Notice") notifying Landlord that Tenant intends to undertake self-help remedies for such Emergency Repairs (which Tenant's Emergency Self Help Notice shall clearly indicate that Tenant intends to take steps necessary to remedy the event giving rise to the Emergency Situation), and Landlord may indicate in writing within two (2) Business Days of receipt of such Tenant Emergency Self-Help Notice whether Landlord reasonably and in good faith disputes Tenant's right to perform self-help as set forth herein (a "Landlord Dispute Notice"). Landlord's failure to timely deliver a Landlord Dispute Notice shall conclusively be deemed Landlord's waiver of any claim that Tenant was not permitted to conduct self-help in accordance with this Section 14.9(c). If Landlord fails to timely provide a Landlord Dispute Notice, then Tenant may perform such Emergency Repairs or other actions as set forth in the Tenant Emergency Self-Help Notice at Landlord's expense; provided, however, that in no event shall Tenant undertake any actions which will or are reasonably likely to materially and adversely affect (other than to a de minimis extent) (I) the Structural Elements, (II) any Base Building Systems, or (ID) the exterior appearance of the Building. Tenant shall perform all such Emergency Repairs in accordance with all applicable Laws in a good and workmanlike manner, consistent with the standards of the Building, using new or like new materials
(d)    If Tenant exercises its right to perform Tenant Cure Repairs or Emergency Repairs as provided above, then Landlord shall reimburse the actual out-of-pocket reasonable cost thereof within thirty (30) days following Tenant's delivery of: (i) a written notice describing in reasonable detail the action taken by the Tenant with respect to such Tenant Cure Repairs or Emergency Repairs, and (ii) reasonably satisfactory evidence of the actual out of pocket cost incurred by Tenant in performing such remedy. Landlord shall reimburse Tenant for such costs within thirty (30) days following Tenant's written request. Tenant may claim a default by Landlord under this Lease for any amount not timely paid by Landlord. Any final award in favor of Tenant for any such default, which is not subject to appeal, from a court or arbitrator in favor of Tenant, which is not paid by Landlord within the time period directed by such award (together with interest at the Default Interest Rate from the date Landlord was required to pay such amount until such offset occurs), may be offset by Tenant from Basic Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than twenty-five percent (25%) of Basic Rent next due and owing (until such time as the entire amount of such judgment is deducted).
14.10    Independent Covenants. Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the obligations of Tenant hereunder, including, without limitation the obligation to pay Basic Rent, Direct Expense Charges, Additional Rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 14.10 and the terms and provisions of the remainder of this Lease, the terms and provisions of this
Section 14.10 shall control.

ARTICLE 15 MISCELLANEOUS PROVISIONS
15.1    Landlord's Rights of Access. Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises upon at least forty-eight
(48) hours prior written notice (which may be by email) (except in an emergency, in which event Landlord shall endeavor to give such notice as is reasonably practicable under the circumstances) for the purpose of doing maintenance, making such repairs, alterations or improvements as Landlord shall reasonably require or shall have the right to make by the provisions of this Lease or otherwise in exercising Landlord's rights or fulfilling Landlord's obligations under this Lease. Landlord and its invitees shall also have the right upon at least forty-eight (48) hours prior notice to enter the Premises, for the purpose of inspecting them or exhibiting them to prospective purchasers, prospective or actual Superior Lessors or Superior Mortgagees of the Building and, during the final twelve (12) months of the Term, to prospective tenants. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant to Landlord. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord in this Lease. In connection with any entry into the Premises by Landlord or its agents, employees or contractors, such party shall use commercially reasonable efforts not to interfere with Tenant's business operations.
Subject to Section 10.5 above, Landlord shall be responsible for any damage to the Premises or Tenant's Removable Property caused by Landlord's entry into the Premises.
Except in the event of an emergency, as a condition to entry upon the Premises for any reason under this Lease, Tenant shall have the right to request that Landlord first enter into a Non Disclosure Agreement substantially in the form attached hereto as Exhibit C (the "NDA").
Tenant shall have the right to require that any employee, contractor, subcontractor or vendor of Landlord execute such NDA with Tenant prior to entry. Notwithstanding anything to the contrary in this Lease, Tenant represents and warrants to Landlord that Tenant operates in a highly regulated industry that places conditions and limits on non-employee access to the entire Premises (the "Restricted Access Area"), which include background checks on vendors serving the Restricted Access Area and installation of an independent security system for the Restricted Access Area. Accordingly, Landlord agrees that from and after the Commencement Date, Tenant shall have the right to have a representative employed by Tenant accompany Landlord and its agents to gain entry to the Restricted Access Area for the purposes of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Restricted Access Area as Landlord may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Restricted Access Area, and the representative shall remain present at all times while the Landlord or the Landlord's agents are present therein. Tenant shall have a representative available to Landlord 24 hours a day, 7 days a week, to provide access to Landlord in an emergency, including being accompanied by the representative if necessary; however, Landlord shall be entitled to enter the Restricted Access Area without Tenant's representative present in an emergency that threatens material harm to persons or property.
15.2    Covenant of Quiet Enjoyment. Provided that an Event of Default exist that remains uncured, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3    Landlord's Liability.
(a)    Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord shall be limited to, Tenant agrees to look solely to, Landlord's then equity interest in the Property, and any sale proceeds, rent, and other income, and insurance and condemnation proceeds therefrom, at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any successor of Landlord nor any beneficiary, trustee, member, manager, partner, director, officer, employee or shareholder of Landlord or such successor shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property.
(b)    In no event shall either party to this Lease ever be liable to the other for any loss of business or any other special, indirect or consequential damages, loss of profits, loss of business opportunity or loss of goodwill suffered by such party from whatever cause, except in regards to Tenant's obligations in Section 5.4 regarding Hazardous Materials and Section 12.1 resulting from a holdover period.
(c)    Where provision is made in this Lease for Landlord's consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord's consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys' fees and costs, if any) in connection therewith.
(d)    Any repairs or restoration required or permitted to be made by Landlord under this Lease may be made during normal business hours, and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.
15.4    Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) Business Days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord reasonably requests.
15.5    Brokerage. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than the Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by

Broker). Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than the Broker, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim. Landlord shall be responsible to pay the commission or fee due to the Broker as and to the extent provided in a separate written agreement.
15.6    Rules and Regulations. Tenant, its employees, representatives, agents, subtenants, licensees, contractors, and invitees shall abide by the Rules and Regulations from time to time established by Landlord, it being agreed that Landlord shall have the right from time to time during the Term to make reasonable changes in and additions to the Rules and Regulations as Landlord deems necessary for the management, safety, care, cleanliness, conservation and sustainability of the Building and the Property and for the preservation of good order therein; provided, that no such other Rules and Regulations shall materially adversely affect Tenant's use of, or access to and from, the Premises, or materially increase any of Tenant's obligations, or materially decrease any of Tenant's rights, under this Lease. The Rules and Regulations shall be generally applicable to all tenants of the Building of similar nature to the Tenant named herein. Landlord agrees that any such Rules and Regulations will be uniformly enforced in a reasonable and non-discriminatory manner, provided, however, Landlord may waive any one or more of the Rules and Regulations for the benefit of any particular tenant if Landlord reasonably deems such waiver appropriate, but no such waiver shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from enforcing such Rules and Regulations against any or all tenants of the Building. Landlord shall not have any obligation to enforce the Rules and Regulations or the terms of any other lease against any other Tenant and Landlord shall not be liable to Tenant for violation thereof by any other tenant, its employees, representatives, agents, contractors, visitors, subtenants, licensees or invitees. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit F attached hereto and made a part hereof.
15.7    Financial Statements. Tenant shall deliver to Landlord, within ten (10) Business Days after Landlord's reasonable written request for the same (but not more than twice in any twelve month period unless requested in connection with a proposed sale or financing, or upon an Event of Default), Tenant's and Guarantor's most recently completed annual financial statements and Tenant's and Guarantor's most recently completed quarterly financial statements (such annual statements being audited) prepared and certified by an independent certified public accountant and certified by an officer of Tenant or Guarantor, as applicable, as being true and correct in all material respects; as well as, upon Landlord's request, Tenant's and Guarantor's current financial forecasts and projections. Landlord and its affiliates and investors shall keep such financial statements confidential and shall execute a confidentiality agreement in form acceptable to Landlord, provided that Landlord shall be permitted to deliver such financial statements to a lender, purchaser or lessor or a prospective lender, purchaser or lessor in connection with (i) a sale or financing of the Building or the Property or any interest in any deed of trust encumbering the Building or the Property, or (ii) a sale of all or substantially all of the interests in Landlord or (iii) any other recapitalization of the equity interests in Landlord, so long as Landlord first advises the recipient of the confidential nature of such statements.

Notwithstanding the foregoing, if and only so long as Guarantor's stock is publicly traded on a national exchange (or publicly listed in an equivalent manner, such as on NASDAQ) that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord if Tenant's financial information is not prepared separately from Guarantor's. Any such financial statements may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property.
15.8    Intentionally Omitted.
15.9    Confidentiality. Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant's partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by Law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.
Landlord agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Law (or except with the written consent of Tenant) Landlord shall not disclose the same to any third party except for Landlord's current and prospective partners, lenders, and prospective purchasers, as well as accountants, attorneys, advisors and consultants who have been advised of the confidentiality provisions contained herein and agree to be bound by the same.
15.10    Invalidity of Particular Provisions; Saving Clause. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. If (but solely to the extent) the limitations on Landlord's liability set forth in this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord's omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Property appurtenant thereto or used in connection therewith and not under Tenant's exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable Law. The foregoing shall not affect the application of Section 15.3 to limit the assets available for execution of any claim against Landlord.
15.11    Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent to assignment by Tenant.
15.12    Recording. Tenant agrees not to record this Lease, but each party hereto agrees, on the request of the other, to execute a short form memorandum of lease in recordable form and complying with applicable Law and shall contain no information other than what is statutorily required to record a short form memorandum of lease. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At any time following Landlord's request, Tenant shall execute and deliver to Landlord within ten (10) Business Days after such request a release of any document recorded in the real property records for the location of the Property evidencing this Lease or notice of termination of this Lease in recordable form, which shall be held in escrow by Landlord until the expiration or earlier termination of the Term. The obligations of Tenant under this Section shal1 survive the expiration or any earlier termination of the Term.
15.13    Notice. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant (excluding notices pursuant to Section 15.1), such notice shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:
If intended for Landlord, addressed to Landlord at the address set forth in Article 1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).
If intended for Tenant, addressed to Tenant at the address set forth in Article 1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).
Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.
Notices may be sent by email to an address provided by the receiving party and such notice shall be effective when sent, provided that the sending party shall also deliver a hard copy notice by the other means set forth above.
Any notice given by an attorney on behalf of Landlord or by Landlord's managing agent shall be considered as given by Landlord and shall be fully effective.

15.14    Authority. Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant's behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any applicable Law, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made.
Landlord hereby represents and warrants to Tenant that as of the Effective Date of this Lease (a) Landlord is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (b) Landlord has full power and authority to enter into this Lease and consummate the transaction contemplated by this Lease without additional approvals or consents, (c) the individual executing_ and delivering this Lease on Landlord's behalf has been duly authorized to do so, (d) this Lease has been duly executed and delivered by Landlord, (e) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally); (f) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (g) the execution, delivery and performance of this Lease by Landlord will not violate any applicable Law, and (h) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.
15.15    When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between Landlord and Tenant, and this Lease expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.
15.16    Paragraph Headings and Interpretation of Sections. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words "including," "such as" or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as ''without limitation" or "including, but not limited to," or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.
15.17    Joint and Several Liability; Successors and Assigns. If there shall be more than person or entity which constitute the "Tenant" hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities. The covenants and conditions herein contained, subject to the provisions as to assignment, shall inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.
15.18    Waiver of Jury Trial In any action or proceeding arising herefrom, Landlord and Tenant hereby consent to (i) the jurisdiction of any competent court within the state where the Building is located, (ii) service of process by any means authorized by the law of the state where the Building is located, and (iii) in the interest of saving time and expense, trial without a jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successors in respect of any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the premises, and/or any claim for injury or damage, or any emergency or statutory remedy. In the event Landlord commences any summary proceedings or action for nonpayment of Basic rent or Additional Rent, Tenant shall not interpose any counterclaim of any nature or description (unless such counterclaim shall be mandatory) in any such proceeding or action, but shall be relegated to an independent action at law.
15.19    Reservation. Nothing set forth in this Lease shall be deemed or construed to restrict Landlord from making any repairs, renovations, replacements, improvements and modifications to, or to reconfigure, any of the Parking Areas or Common Facilities serving the Property, and Landlord expressly reserves the right to make any such repairs, renovations, replacements, improvements and modifications or reconfigurations to such areas and other facilities of the Building and Common Facilities as Landlord may deem appropriate, including the addition or deletion of temporary or permanent improvements therein. In connection with the foregoing, Landlord may temporarily close or cover entrances, doors, windows, corridors, or other facilities without liability to Tenant; however, in doing so, Landlord shall use commercially reasonable efforts to not unreasonably interfere with or disturb Tenant's use and occupancy of the Premises or the Parking Areas which are for Tenant's exclusive use. Notwithstanding anything else in this Section to the contrary, Landlord shall be permitted to exercise the foregoing rights only if: (i) Tenant's use of the Premises, access thereto, or services or facilities furnished or available to the Premises are not materially and adversely affected, (ii) Landlord shall not reduce Tenant's usable space of the Premises; and (iii) Landlord shall repair all damage caused and restore such areas of the Premises to the condition existing immediately prior to such work.
15.20    Prohibited Persons and Transactions.

(a)    Other than through the passive ownership of interests traded on a recognized securities exchange, neither the Tenant nor any of its subsidiaries, affiliates, shareholders, directors, officers, employees, nor to its knowledge without duty of inquiry, its agents, representatives, is an individual or entity (a "Person") that is, or is owned or controlled by one or more Persons that are: (i) the subject of Sanctions; or (ii) located. organized or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (including, without limitation, Crimea, the so-called Donetsk People's Republic and so-called Luhansk People's Republic regions of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria) (each such Person, a "Blocked Party"). For the purposes of this Lease, "Sanctions" means any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC") and the U.S. Department of State) or any other relevant sanctions authority.
(b)    Tenant shall not: (a) transfer or permit the transfer of any interest in Tenant to any Blocked Party: or (b) make a Transfer to any Blocked Party.
(c)    Tenant's breach of any representation or covenant set forth in this Section
15.20 shall constitute an Event of Default by Tenant entitling Landlord to any and all remedies hereunder or at law or in equity.
15.21    Time Is of the Essence. Time is of the essence of each provision of this Lease.
15.22    Multiple Counterparts; Entire Agreement. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Lease constitutes the entire agreement between the parties hereto, Landlord's managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. Federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. Landlord and Tenant (i) intend to be bound by the signatures on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.
15.23    Governing Law. This Lease shall be governed by the laws of the state in which the Property is located, without regard to application of any conflict of law principles.
15.24    Guaranty. As additional consideration for Landlord to enter into this Lease, Tenant shall cause Guarantor to execute the guaranty, in the form of Exhibit H attached hereto

(the "Guaranty"), and Tenant shall deliver same to Landlord contemporaneously with Tenant's execution hereof.
[Signatures commence on following page]

[Signature page of lease]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:
MENDEL NEW ALBANY PROPERTY OWNER LLC,
a Delaware limited liability company

By: /s/ Scott A. Nudelman
Name: Scott A. Nudelman
Title: Authorized Signatory

[NOTARY SEAL]

[Signature page of lease]

TENANT:
HIMS, INC., a Delaware corporation

By: /s/ Nader Kabbani
Name: Nader Kabbani
Title: Chief Operating Officer
Tenant’s Federal Taxpayer
Identification Number:

ACKNOWLEDGMENT

[NOTARY SEAL]

EXHIBIT B

Intentionally Omitted
B-1

EXHIBIT E
Operating Expenses
Operating Expenses shall include the following, without limitation:

1.All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, including without limitation day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Building and such other properties.

2.The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, cleaning supplies and equipment (including rental), care of landscaping and irrigation systems, installing intrabuilding network cabling and maintaining, repairing, securing and replacing existing intrabuilding network cabling, management and protection of the Property and the Building.
3.A property management fee equal to 1.75% of the Basic Rent payable under this Lease.
4.The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.
5.The amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases, disputes with Property tenants or prospective tenants, and for matters not related to the normal administration and operation of the Property.
6.Premiums for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.
7.If, during the Term of this Lease, Landlord shall make an Approved Capital Expenditure (as defined below), the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor equal to 9% by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

8.Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

9.Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

10.Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.
Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include the following:

(i) Any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Expenses), including work or services performed for any tenant (including Tenant) at such tenant’s cost or the cost of any item for which Landlord has been paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise;

(ii)The cost of any work or services performed for any other property other than the Property;

(iii)Marketing costs, including real estate broker’s or other leasing commissions, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(iv)Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building;

(v)    Taxes;

(vi)Costs (including permit, license, and inspection fees), and any allowances or other tenant improvement concessions, incurred or provided in renovating, improving, decorating, painting or redecorating vacant leasable space or space for tenants;
(vii)Depreciation and amortization on the Building, except as expressly permitted elsewhere in the Lease;

(viii)Overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the service, supplies or materials exceed the competitive costs of the services, supplies or materials were they not provided by a subsidiary or affiliate;

(ix)Principal payments, late charges, penalties, liquidated damages, bad- debt expenses, interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money and other costs associated with mortgages, or any ground lease rent;

(x)Items and services which Tenant is not entitled to receive under this Lease but which Landlord provides selectively to one or more tenants of the Building other than Tenant or for which Landlord is separately reimbursed;

(xi)Costs incurred, in excess of the deductible, in connection with repairs or other work needed to the Building because of fire, windstorm, or other casualty or cause insured against by Landlord;

(xii)Any costs, fines or penalties incurred because Landlord violated any governmental rule or authority;

(xiii)Costs incurred to comply with applicable Law with respect to Hazardous Materials, which exist at the Building or the Property as of the Commencement Date or which are not otherwise the responsibility of Tenant under any provision of this Lease;
(xiv)Costs to upgrade the Building or Property so as to cure any non- compliance that exists as of the date of this Lease with Laws as in effect and enforced as of the date of this Lease;
(xv)Costs to correct latent defects in the Building or the Property;
(xvi)Costs arising from Landlord’s charitable or political contributions;
(xvii)Capital replacements and improvements made to the Building or the Property, other than (A) the costs of capital items installed in order to comply with applicable Laws that are first enacted or first interpreted to apply to the Building the Property after the Commencement Date, or (B) the costs incurred by Landlord to install new improvements for the purpose of reducing Operating Expenses, but only to the extent of actual cost savings, or (C) cost incurred to replace items that are Landlord’s obligation to maintain and repair under this Lease if and to the extent such replacement is prudent and appropriate rather than continued maintenance and repair, including, without limitation, roof replacement (collectively, “Approved Capital Expenditures”); and
(xviii)The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building or the Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Building or the Property vis-à-vis time spent on matters unrelated to operating and managing the Building or the Property; provided that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of portfolio property manager or portfolio engineer.

EXHIBIT G
FORM OF LETTER OF CREDIT

JPMORGAN CHASE BANK N.A.
Trade & Working Capital Operations
10410 Highland Manor Drive, Floor 03
Tampa, Florida 33610-9128

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER
DATE:
To: Mendel New Albany Property Owner LLC c/o Vitrian OpCo LLC
7200 Wisconsin Avenue, Suite 960
Bethesda, MD 20814 Attention: Scott Nudelman

DEAR SIR/MADAM:
WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR.
BENEFICIARY:

Mendel New Albany Property Owner LLC c/o Vitrian OpCo LLC
7200 Wisconsin Avenue, Suite 960
Bethesda, MD 20814 Attention: Scott Nudelman
and

Texas Capital Bank
1001 E Lookout Drive
Tower A, Suite 700
Richardson TX, 75082
Attention: Legal Department

ACCOUNT PARTY: HIMS, INC.
2269 CHESTNUT ST 523
San Francisco, California, 94123

DATE OF EXPIRY: [insert date 12 months from issuance]
PLACE OF EXPIRY: OUR COUNTERS
AMOUNT: USD 5,984,204.00
APPLICABLE RULES: ISP LATEST VERSION
WE HEREBY ISSUE THIS LETTER OF CREDIT FOR THE ACCOUNT OF OBLIGOR, HIMS & HERS HEALTH, INC., 2269 CHESTNUT ST 523, San Francisco, California, 94123 ON BEHALF OF ACCOUNT PARTY, HIMS, INC.

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FUNDS UNDER THIS CREDIT ARE AVAILABLE AT SIGHT WITH JPMORGAN CHASE BANK, N.A. UPON PRESENTATION OF BENEFICIARY'S SIGNED AND DATED STATEMENT READING AS FOLLOWS:
“THE UNDERSIGNED IS ENTITLED TO DRAW UPON THIS LETTER OF CREDIT IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN LEASE BETWEEN MENDEL NEW ALBANY PROPERTY OWNER LLC AS LANDLORD AND HIMS, INC., AS TENANT WITH REGARD TO THE PREMISES AT 9885 INNOVATION CAMPUS WAY, NEW ALBANY, OHIO. WE HEREBY DEMAND THE AMOUNT OF USD         UNDER JPMORGAN CHASE BANK, N.A. LETTER OF CREDIT NUMBER          ”
DRAWINGS HEREUNDER CAN BE PRESENTED BY ANY ONE OF THE NAMED BENEFICIARIES, AND SUCH DRAWING WILL BE CONSIDERED AS A PRESENTATION ON BEHALF OF ALL BENEFICIARIES AND THE AMOUNT DRAWN WILL BE REDUCED FROM THE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT. IN ANY EVENT, THE TOTAL AMOUNT DRAWN HEREUNDER MAY NOT EXCEED THE STATED AMOUNT OF THIS LETTER OF CREDIT. PAYMENT WILL BE MADE TO THE PARTICULAR NAMED BENEFICIARY THAT PRESENTED THE APPLICABLE DEMAND HEREUNDER AT THE ADDRESS SET FORTH ABOVE. ANY AMENDMENTS HERETO REQUIRE THE WRITTEN AGREEMENT OF ALL BENEFICIARIES.
THE ORIGINAL LETTER OF CREDIT WILL BE SENT TO: [NAME AND ADDRESS]
IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ADDITIONAL ONE YEAR PERIODS FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE, UNLESS AT LEAST 60 DAYS PRIOR TO THE CURRENT EXPIRY DATE WE SEND NOTICE IN WRITING TO YOU AT THE ABOVE ADDRESS, THAT WE ELECT NOT TO AUTOMATICALLY EXTEND THIS LETTER OF CREDIT FOR ANY ADDITIONAL PERIOD. HOWEVER IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND THE FINAL EXPIRY DATE OF [MAY 31, 2041].
PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED.
THIS LETTER OF CREDIT IS TRANSFERABLE, BUT ONLY IN ITS ENTIRETY, AND MAY BE SUCCESSIVELY TRANSFERRED. TRANSFER OF THIS LETTER OF CREDIT SHALL BE EFFECTED BY US UPON YOUR SUBMISSION OF THIS ORIGINAL LETTER OF CREDIT, INCLUDING ALL AMENDMENTS, IF ANY, ACCOMPANIED BY OUR TRANSFER REQUEST FORM DULY COMPLETED AND EXECUTED. IF YOU WISH TO TRANSFER THE LETTER OF CREDIT, PLEASE CONTACT US FOR THE FORM WHICH WE SHALL PROVIDE TO YOU UPON YOUR REQUEST. IN ANY EVENT, THIS LETTER OF CREDIT MAY NOT BE TRANSFERRED TO ANY PERSON OR ENTITY LISTED IN OR OTHERWISE SUBJECT TO, ANY SANCTION OR EMBARGO UNDER ANY APPLICABLE RESTRICTIONS. CHARGES AND FEES RELATED TO SUCH TRANSFER WILL BE FOR THE ACCOUNT OF THE ACCOUNT PARTY AND PAYMENT OF SUCH CHARGES AND FEES SHALL NOT BE A CONDITION OF SUCH TRANSFER.
WE ENGAGE WITH YOU THAT DOCUMENTS DRAWN AND PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED IF PRESENTED AT OUR COUNTERS AT 10410 HIGHLAND MANOR DRIVE, FLOOR 03, TAMPA, FL 33610-9128, ATTN: TRADE OPERATIONS-STANDBY LCS, ON OR BEFORE THE EXPIRATION DATE. ALL PAYMENTS DUE HEREUNDER SHALL BE MADE

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BY WIRE TRANSFER TO THE BENEFICIARY’S ACCOUNT PER THEIR INSTRUCTIONS.
ALL DOCUMENTS PRESENTED MUST BE IN ENGLISH.
DRAWINGS HEREUNDER MAY BE PRESENTED BY (I) FACSIMILE/TELECOPY (''FAX'') TO FAX NUMBER 856-294-5267 UNDER TELEPHONE PRE-ADVICE TO 1-800-634-1969 OR (ii) BY A NATIONALLY-RECOGNIZED OVERNIGHT COURIER SERVICE TO THE ADDRESS SET FORTH BELOW. SUCH FAX PRESENTATION(S) MUST BE RECEIVED ON OR BEFORE THE EXPIRY DATE IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT. ANY SUCH FAX PRESENTATION SHALL BE CONSIDERED THE SOLE OPERATIVE INSTRUMENT OF DRAWING. IN THE EVENT OF PRESENTATION BY FAX, THE ORIGINAL DOCUMENTS SHOULD NOT ALSO BE PRESENTED
THIS LETTER OF CREDIT MAY BE CANCELLED PRIOR TO EXPIRATION PROVIDED A WRITTEN STATEMENT, SIGNED BY THE BENEFICIARY, IS RECEIVED BY JPMORGAN CHASE BANK, N.A., AT OUR ADDRESS AS INDICATED HEREIN, STATING THAT THE LETTER OF CREDIT NO.      IS NO LONGER REQUIRED AND CAN BE CANCELLED.

THIS LETTER OF CREDIT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, TO THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (THE "ISP98"), AND IN THE EVENT OF ANY CONFLICT ISP98 WILL CONTROL, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

PLEASE ADDRESS ALL CORRESPONDENCE REGARDING THIS STANDBY LETTER OF CREDIT QUOTING OUR REFERENCE     TO:
JPMORGAN CHASE BANK, N.A.
ATTN: TRADE OPERATIONS - STANDBY LCS 10410 HIGHLAND MANOR DRIVE, FLOOR 03
TAMPA, FL 33610-9128

ALL INQUIRIES REGARDING THIS TRANSACTION MAY BE DIRECTED TO OUR CLIENT SERVICE GROUP AT THE FOLLOWING TELEPHONE NUMBER OR EMAIL ADDRESS QUOTING OUR REFERENCE     .
TELE~~L~~PHONE NUMBER 1-800-634-1969
EMAIL ADDRESS: GTS.CLIENT.SERVICES@JPMCHASE.COM

YOURS FAITHFULLY, JPMORGAN CHASE BANK, N.A.
…………………………………………………..
Authorized Signature
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EXHIBIT H
FORM OF GUARANTY

GUARANTY
This Guaranty is made as of                    , 2025 by HIMS & HERS HEALTH, INC., a
         corporation, with an address of                    (the “Guarantor”) in favor of MENDEL NEW ALBANY PROPERTY OWNER LLC, a Delaware limited liability company (hereinafter called “Landlord”), having an office at c/o Vitrian OpCo LLC, 7200 Wisconsin Avenue, Suite 960, Bethesda, MD 20814, with respect to that certain lease dated         , 2025 (the “Lease”) between Landlord and HIMS INC., a Delaware corporation (“Tenant”), covering certain space in the building located at and numbered 29885 Innovation Campus Way, New Albany, Ohio. In order to induce Landlord to enter into the Lease, Guarantor hereby guarantees, unconditionally and absolutely, to Landlord, its successors and assigns (without requiring any notice of nonpayment, nonkeeping, nonperformance or nonobservance or proof of notice or demand whereby to charge Guarantor, all of which Guarantor hereby expressly waives), the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Lease provided to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of the base rent, additional rent, charges and damages payable by Tenant under the Lease) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions (collectively the “Obligations”).

As a further inducement to Landlord to enter into the Lease and in consideration thereof, Guarantor represents and warrants that Tenant is a wholly-owned subsidiary of Guarantor and therefore Guarantor will benefit by Tenant’s entering into the Lease.
As a further inducement to Landlord to enter into the Lease and in consideration thereof, Guarantor hereby expressly covenants and acknowledges as follows:

1.This Guaranty and the obligations of Guarantor hereunder shall be continuing and irrevocable until the earlier to occur of (i) Guarantor’s payment of liabilities hereunder, exclusive of Landlord’s enforcement costs and (ii) Tenant’s performance of all of its Obligations, including those which survive the expiration or earlier termination of the Lease (provided, however, that Guarantor’s obligations hereunder shall continue and remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise). This Guaranty and the obligations of Guarantor hereunder shall continue during any option period, extended term or renewal period.

2.Guarantor hereby waives the right to assert any defense to its liability under this Guaranty based on (a) Guarantor’s right to require Landlord to proceed against Tenant or a co- guarantor or to proceed against or exhaust any security held by Landlord at any time; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (c) Landlord’s failure to make any demand for performance or to give a notice of nonperformance to Tenant; (d) any defense based
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upon an election of remedies by Landlord, including any election which destroys or impairs any right of subrogation, reimbursement or contribution which Guarantor may have; (e) any duty on the part of Landlord to disclose to Guarantor any facts Landlord may now or hereafter know about Tenant, it being understood and agreed that Guarantor is fully responsible for becoming and remaining informed of the financial condition of Tenant and of any and all circumstances bearing on the risk of nonperformance of any Obligation; (f) any transfer of Landlord’s interest in the Premises or the assignment of Landlord’s interest in the Lease; (g) except as provided herein, any transfer of Tenant’s interest as tenant under the Lease or any portion thereof or any sublease or assignment by Tenant; (h) any merger or consolidation of Tenant or sale of all or a substantial portion of Tenant’s assets; or (i) any prior or concurrent representation, understanding, promise or condition concerning the subject matter hereof which is not expressed herein. Notwithstanding the foregoing, in the event of a transfer of Tenant’s interest in the Lease, pursuant to which a replacement guarantor acceptable to Landlord guarantees the obligations of the transferee to Landlord in a form substantially the same as this Guaranty, then this Guaranty and Guarantor’s liability arising under this Guaranty after the date of such transfer shall be terminated as of the date of the transfer. Guarantor hereby waive all presentments, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty by Landlord, and this Guaranty shall be binding upon Guarantor immediately upon its delivery to Landlord.
3.Guarantor’s liability under this Guaranty shall not be deemed to have been waived, released, discharged, limited, impaired or affected by reason of (a) the expiration or termination of the Lease; (b) the release or discharge of Tenant in any receivership, bankruptcy or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease by any party in any such proceeding; (c) the repossession of the Premises; (d) any amendment, extension, renewal or modification of the terms of the Lease without Guarantor’s consent; or (e) any waiver by Landlord of any provisions of the Lease or any failure by Landlord to enforce the provisions thereof. Guarantor hereby assigns to Landlord any rights Guarantor may have to file a claim and proof of claim in any bankruptcy or similar proceeding of Tenant and any awards or payments thereon to which Guarantor would otherwise be entitled, to the extent of any unsatisfied Obligation. Guarantor hereby subordinates any and all claims it may have against Tenant to Landlord’s claims under the Lease.
4.The liability of Guarantor is coextensive with that of Tenant and also joint and several with Tenant, and action or suit may be brought against Guarantor and carried to final judgment and/or completion and recovery had, either with or without making Tenant or any co-guarantor a party thereto. Insofar as the payment by Tenant of any sums of money to Landlord is involved, this Guaranty is guaranty of payment and not of collection and shall remain in full force and effect until payment in full to Landlord of all sums payable under the Lease.
5.Any contemporaneous, prior or subsequent guaranty to Landlord shall not be deemed to be in lieu of or to supersede or terminate this Guaranty unless otherwise expressly provided either therein or herein, but shall be construed as an additional or supplementary guaranty, unless otherwise expressly provided herein.
6.Neither the giving nor the withholding by Landlord of any consent or approval provided for in the Lease shall affect in any way the obligations hereunder of Guarantor.

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7.Neither Guarantor’s obligation to make payment in accordance with the terms of this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release or limitation had occurred.
8.This Guaranty, and all of the terms hereof, shall be binding on Guarantor and the successors, assigns, and legal representatives of each Guarantor.
9.To the extent permitted by applicable law, Guarantor hereby waives the right to trial by jury in any action or proceeding that may hereafter be instituted by Landlord against Guarantor in respect of this Guaranty.

10.If any proceeding is brought to interpret or enforce this Guaranty, the prevailing party shall be entitled to recover from the non-prevailing party all of the prevailing party’s attorneys’ fees, costs of experts and consultants, and court and arbitration costs, including costs related to arbitration, trial, appeal or collection of any judgment, and any costs incurred in connection with or relating to any bankruptcy proceedings of Guarantor. The prevailing party shall be determined by the judge or arbitrator governing the proceeding, although nothing contained in this Guaranty requires the parties to arbitrate any disputes concerning this Guaranty.
11.Should any provision of this Guaranty be determined to be illegal or unenforceable by a court of competent jurisdiction, all other provisions hereof shall nevertheless be deemed effective.

12.Time is of the essence with respect to the performance of Guarantor’s obligations hereunder.

13.No provision of this Guaranty or right of Landlord hereunder may be modified or waived, nor shall Guarantor be released from performance of Guarantor’s obligations hereunder, except by a writing duly executed by Landlord, except as otherwise provided herein.

14.The acceptance by Landlord of the performance of any of the Obligations under the Lease by Guarantor, including, without limitation, the acceptance of rent payments, shall constitute neither an assignment of the Lease to Guarantor nor Landlord’s consent to such an assignment.
15.Guarantor, from time to time within fifteen (15) business days following Landlord’s request, shall (a) deliver to Landlord Guarantor’s most recently audited, or if not available, unaudited, financial statements, in form reasonably satisfactory to Landlord; provided, however, that Guarantor shall not be compelled to furnish any such financial statements more than once in any twelve month period, except in case of a sale or other transfer of the Property by Landlord, a financing of the Property, or upon a default of Tenant; and further provided, however, that so long as Guarantor’s shares are traded on a public exchange, Landlord will look solely to public sources of information to secure data concerning Guarantor’s financial condition and affairs, (b) execute and deliver to Landlord an estoppel certificate containing such truthful information as Landlord may reasonably request, and (c) execute and deliver to Landlord such further instruments or documentation as may
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reasonably be requested by Landlord to ratify and confirm this Guaranty and the continuing liability of Guarantor hereunder.
16.This Guaranty shall be governed by and construed in accordance with the laws of the State of Ohio (without regard to conflicts of law rules). The parties hereby consent to jurisdiction and venue in any Ohio court of competent jurisdiction or the United States District Court for the county and federal judicial district, respectively, in which the Premises are located, and agree that such courts shall constitute the exclusive venue for any dispute arising hereunder. Guarantor further hereby irrevocably and unconditionally waive any objection to the laying of venue of any such dispute, action or proceeding in the courts of the State of Ohio and the United States District Court for the District of Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such dispute, action or proceeding brought in any such court has been brought in an inconvenient forum. Guarantor further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth above or to the Secretary of State of the State of Ohio shall be effective service of process for any dispute, action or proceeding brought against Guarantor in any such court.
17.This Guaranty contains all of the agreements of Landlord and Guarantor concerning the guaranty of the Lease and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective.
18.Any notice given hereunder shall be in writing and may be given by certified mail, return receipt requested, personal delivery, Federal Express or other nationally recognized overnight delivery service. If notice is given by certified mail, return receipt requested, notice shall be deemed given three (3) days after the notice has been deposited in the U.S. mail, postage pre-paid, addressed to Guarantor at the address set forth above and addressed to Landlord at the address for notices for Landlord set forth in the Lease. If notice is given by personal delivery, Federal Express or other nationally recognized overnight delivery service, notice shall be deemed given on the date the notice is actually received by Landlord or Guarantor or delivery is refused. Either party may, by written notice to the other party, specify a different address for notice purposes.

[Signature on Following Page]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal as of the date written below.

Dated:              , 2025
GUARANTOR:
HIMS & HERS HEALTH, INC., a Delaware corporation

By:
Name:
Title:
Tenant’s Federal Taxpayer
Identification Number:

ACKNOWLEDGMENT

State of California
County of             )

On              before me,
(insert name and title of the officer)

personally appeared                                             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                         (Seal)
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